As filed with the Securities and Exchange Commission on December 15, 2017

Registration Statement No. 333- 221283

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

YIELD10 BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2870	04-3158289
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19 Presidential Way

Woburn, Massachusetts 01801

(617) 583-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Oliver P. Peoples

President & Chief Executive Officer

Yield10 Bioscience, Inc.

19 Presidential Way

Woburn, Massachusetts 01801

(617) 583-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Megan N. Gates, Esq.	Michael Nertney, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	Ellenoff Grossman & Schole LLP
One Financial Center	1345 Avenue of the Americas
Boston, Massachusetts 02111	New York, New York 10105
(617) 542-6000	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A Units consisting of:	$3,675,000.00	$457.54
(i) Shares of common stock, par value $0.01 per share
(ii) Series A Warrants to purchase common stock
(iii) Series B Warrants to purchase common stock
Class B Units consisting of:	$8,400,000.00	$1,045.80
(i) Shares of Series A Preferred Stock, par value $0.01 per share
(ii) Shares of common stock issuable on conversion of Series A Preferred Stock (3)
(iii) Series A Warrants to purchase common stock
(iv) Series B Warrants to purchase common stock
Common stock issuable upon exercise of Warrants	$18,112,500.00	$2,255.01
Total	$30,187,500.00	$3,758.35	(4)

(1)          Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)          Includes the price of additional shares of common stock and warrants to purchase shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(3)          No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(4)          Of this amount, $1,718.10 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE COMPANY MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2017

PRELIMINARY PROSPECTUS

YIELD10 BIOSCIENCE, INC.

586,592 Class A Units consisting of one share of common stock, one Series A Common Warrant and one Series B Common Warrant and 8,400 Class B Units consisting of one share of Series A Preferred Stock, one Series A Common Warrant and one Series B Common Warrant (and 6,745,810 shares of common stock underlying shares of Series A Preferred Stock, Series A Warrants and Series B Warrants)

We are offering Class A Units, with each Class A Unit consisting of one share of common stock, par value $0.01 per share (the “common stock”) and accompanying Series A common warrants and Series B common warrants at an assumed public offering price of $3.58 per Class A Unit, the last reported sale price of our common stock on The Nasdaq Capital Market on December 14, 2017. Each Series A common warrant included in the Class A Units entitles its holder to purchase a number of shares equal to 100% of the common stock underlying each share of common stock. Each Series B common warrant included in the Class A Units entitles its holder to purchase a number of shares equal to 50% of the common stock underlying each share of common stock. The Series A common warrants included in the Class A Units will be exercisable for an aggregate total of 586,592 shares of common stock and the Series B common warrants included in the Class B Units will be exercisable for an aggregate total of 293,296 shares of common stock.

We are also offering to those purchasers whose purchase of our Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if they so choose, in lieu of the number of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%), Class B Units. Each Class B Unit will consist of one share of our Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) convertible into 280 shares of common stock, Series A common warrants to purchase 280 shares of common stock and Series B common warrants to purchase 140 shares of common stock (together with the shares of common stock underlying such shares of Series A Preferred Stock, such Series A common warrants and such Series B common warrants, the “Class B Units” and, together with the Class A Units, the “Units”) at a public offering price of $1,000 per Class B Unit. Each Series A common warrant included in the Class B Units entitles its holder to purchase a number of shares equal to 100% of the common stock underlying each share of Series A Preferred Stock. Each Series B common warrant included in the Class B Units entitles its holder to purchase a number of shares equal to 50% of the common stock underlying each share of Series A Preferred Stock. Based on the last reported sale price of our common stock of $3.58 per share, the Series A Preferred Stock included in the Class B Units will be convertible into an aggregate total of 2,346,369 shares of common stock, the Series A common warrants included in the Class B Units will be exercisable for an aggregate total of 2,346,369 shares of common stock and the Series B common warrants included in the Class B Units will be exercisable for an aggregate total of 1,173,185 shares of Common Stock.

Because we will issue one Series A common warrant and one Series B common warrant for each Class A Unit and/or Class B Unit sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of Class A Units or Class B Units sold.  As a result, the Series A common warrants included in the Units will be exercisable for an aggregate total of 2,932,961 shares of common stock and the Series B common warrants included in the Units will be exercisable for an aggregate total of 1,466,481 shares of common stock.

The Series A common warrants included in the Units will have an exercise price of $          per share, will be exercisable immediately and will expire five years from the date of issuance. The Series B common warrants included in the Units will have an exercise price of $             per share, will be exercisable immediately and will expire nine months from the date of issuance.

The Class A Units and Class B Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock, Series A Preferred Stock and warrants comprising such units are immediately separable and will be issued separately in this offering. The underwriters have the option to purchase additional shares of common stock and/or warrants to purchase shares of common stock to cover over-allotments, if any, at the price to the public less the underwriting discounts and commissions. The over-allotment option may be used to purchase shares of common stock, or warrants, or any combination thereof, as determined by the underwriters, but such purchases cannot exceed an aggregate of 15% of the number of shares of common stock (including the number of shares of common stock issuable upon conversion of shares of Series A Preferred Stock) and warrants sold in the offering. The over-allotment option is exercisable for 45 days from the date of this prospectus.

Our common stock is listed on The Nasdaq Capital Market under the symbol “YTEN.” On December 14, 2017, the last reported sale price for our common stock was $3.58 per share. The price of our common stock on The Nasdaq Capital Market during recent periods will only be one of many factors in determining the public offering price.  Other factors to be considered include our history, our prospects, the industry in which we operate, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.  All numbers of the securities being offered included in this prospectus are based on an assumed public offering price per Class A unit of $3.58, the last sale price for our common stock on December 14, 2017. We do not intend to apply for listing of the warrants offered hereby or the shares of Series A Preferred Stock on any securities exchange or trading system.

	Per Share of Common Stock		Per Share of Series A Preferred Stock		Per Series A Warrant	Per Series B Warrant	Per Class A Unit		Per Class B Unit		Total
Public offering price (1)	$	[•]	$	[•]	$0.01	$0.01	$	[•]	$	[•]	$	[•]
Underwriting discounts and commissions (2)(3)	$	[•]	$	[•]	$0.0008	$0.0008	$	[•]	$	[•]	$	[•]
Proceeds, before expenses, to us	$	[•]	$	[•]	$0.0092	$0.0092	$	[•]	$	[•]	$	[•]

(1)         The public offering price and underwriting discount corresponds to (x) in respect of the Class A Units (i) a public offering price per share of common stock of $[•], (ii) a public offering price per Series A warrant of $0.01 and (iii) a public offering price per Series B warrant of $0.01 and (y) in respect of the Class B Units (i) a public offering price per share of Series A Preferred Stock of $ [•], (ii) a public offering price per Series A warrant of $0.01 and (iii) a public offering price per Series B warrant of $0.01.

(2)         We have also agreed to reimburse the representative for certain expenses. See “Underwriting.”

(3)         We have granted the representative an option, which is exercisable not later than 45 days after the date of this prospectus, to purchase a number of additional shares of common stock in an amount that is up to 15% of the number of shares of common stock sold in the primary offering (which number includes the number of shares of common stock issuable upon conversion of shares of the Series A Preferred Stock, but excludes any shares of common stock underlying the warrants issued in this offering, and any shares of common stock issued upon any exercise of the over-allotment option). These shares would be sold to the representative at the public offering price per share of common stock sold in the primary offering, less the underwriting discounts and commissions. Further, the option we have granted to the representative is also exercisable not later than 45 days after the date of this prospectus to purchase a number of additional warrants in an amount that is up to 15% of the warrants sold in the primary offering at the public offering price per warrant set forth on the cover page hereto (which is $0.01 per warrant), less the underwriting discounts and commissions. The representative may exercise the option to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock and/or warrants are purchased from us under this over-allotment option, the representative will offer these shares of common stock and/or warrants on the same terms as those on which the other securities are being offered.

Delivery of the securities underlying the Units offered hereby is expected to be made on or about December [•], 2017

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS.  SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann

The date of this prospectus is December [•], 2017

You should read this prospectus before making an investment in the securities of Yield10 Bioscience, Inc. See “Where You Can Find More Information” for more information. You should rely only on the information contained in this prospectus. The Company has not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that information contained in this prospectus is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted in this prospectus, “Yield10 Bioscience,” “Yield10,” “the Company,” “we,” “us,” “our” and similar terms refer to Yield10 Bioscience, Inc.

Smaller Reporting Company — Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus. It may not contain all the information important to making an investment decision. You should read the following summary together with the more detailed information regarding our Company and the securities being sold in this offering, including “Risk Factors” and other information incorporated by reference herein.

Business Overview

Yield10 Bioscience, Inc. is an agricultural bioscience company focusing on the development of new technologies to enable step-change increases in crop yield to enhance global food security. We consider 10-20 percent increases in crop yield to be step-change increases. According to a United Nations report, food production must be increased by over 70 percent in the next 35 years to feed the growing global population, which is expected to increase from 7 billion to more than 9.6 billion by 2050. During that time period, there will be a reduction in available arable land as a result of infrastructure growth and increased pressure on scarce water resources. Harvestable food production per acre and per growing season must be increased to meet this demand.  At the same time, in light of the increasing focus on health and wellness, food safety and sustainability in developed countries, we anticipate a rise in demand for new varieties of food and food ingredients with improved nutritional properties.  Further, concerns about food safety have led to the concept of “seed to plate,” with a focus on stringent quality control along the entire value chain. If this concept takes hold with consumers, it is likely to require identity preservation from seed to harvest and involve contract farming. This concept has been initially implemented in Agricultural biotech (Ag biotech), in products such as high oleic canola and soybean. Consumer demand for identity preserved specialty ingredients is also expected to rise, and we believe that Yield10’s crop yield technology and crop gene editing targets could be useful in this emerging field.

Yield10 is using two proprietary advanced biotechnology trait gene discovery platforms to improve fundamental crop yield through enhanced photosynthetic carbon capture and increased carbon utilization efficiency to increase seed yield. These platforms are based on the principle that plants which capture and utilize carbon more efficiently will enable more robust crops capable of increased seed yield. Yield10 is working to develop, translate and demonstrate the commercial value of new genetically engineered yield trait genes, identified in our discovery platforms, in major crops and to identify additional genome editing targets for improved crop performance in several key food and feed crops, including canola, soybean, rice and corn. Yield10 Bioscience is headquartered in Woburn, Massachusetts and has an additional agricultural science facility with greenhouses in Saskatoon, Saskatchewan, Canada.

Yield10 Bioscience was founded as Metabolix, Inc. in 1992 and originally focused on redirecting carbon flow in living systems to produce bioplastics and biobased chemicals. In 1997, Metabolix started a crop science research program with the intent to produce the microbial bioplastic polyhydroxybutyrate (“PHB”) in high concentration in the seeds of oilseed crops or in the leaves of biomass crops where it acts as an additional carbon sink or carbon store. As we made progress on our crop program, we learned that the rate of carbon supply from photosynthesis was a bottleneck to the effective utilization of carbon, and we initiated a series of exploratory programs to develop new technologies to fundamentally increase the plants’ ability to fix and capture more carbon. These early research programs resulted in the establishment of our crop yield trait gene discovery platforms and the identification of a series of promising proprietary yield trait genes.

Based on encouraging early results from these gene discovery programs, we refocused our crop science efforts to yield improvement in major food and feed crops in 2015 and rebranded the effort as Yield10 Bioscience. In 2016, we sold our biopolymers assets and restructured the Company around our crop science mission. In January 2017, we completed this transition and changed the name of the company to Yield10 Bioscience, Inc. We are developing proprietary, breakthrough plant biotechnologies to improve crop productivity and seed yield based on two proprietary discovery platforms:

•                  the “Smart Carbon Grid for Crops Platform” — in which we are working to eliminate bottlenecks in plant photosynthesis and carbon metabolism by harnessing new metabolic capabilities from non-plant systems including microbes and algae; and

•                  the “T3 Platform” — in which we have identified three powerful global regulator genes in plants which control complex regulatory networks and gene cascades resulting in step-change increases in photosynthetic carbon fixation and biomass yields. Molecular genomic analysis of high yielding plants developed using these genes has identified a series of additional crop trait gene targets. Genetic engineering of this new series of crop trait gene targets can be accomplished using only DNA sequences from the crop target species or through genome editing, potentially reducing regulatory costs and timelines.

In our work to date, our team has demonstrated step-change yield increases in Camelina seed production and in switchgrass biomass production. We are currently progressing the development of our lead yield trait genes in canola, soybean, rice and corn to provide step-change crop yield solutions for enhancing global food security.

With these two platforms, we have established a series of proprietary trait genes to enhance carbon dioxide capture and fixation in both C3 and C4 photosynthetic plants for yield improvement. C3 photosynthesis, the simplest type of plant photosynthetic system, exists in most agricultural crops used for human consumption, and includes canola, soybean, rice, wheat and potato. C4 photosynthesis is a more complex system. Plants using the C4 system have evolved an additional distinctive cellular structure, in which carbon dioxide is concentrated for the main photosynthesis enzyme RUBISCO through a series of metabolic and metabolite transports known as the C4 pathway. Corn and sugarcane are part of the C4 photosynthetic plant family. In general, C4 photosynthetic plants have up to five times inherently higher plant yield than plants in the C3 photosynthetic family. This difference in plant yield is a result of evolution, which has led plant scientists to consider the possibility that new genetic enhancements can be created to fundamentally improve the photosynthetic system in C3 plants.

We are currently integrating our two technology platforms into a next generation platform with the objective of creating a predictive tool to identify plant gene combinations to improve any aspect of crop performance. We envision that this next generation platform will be a powerful tool for further optimizing the seed yield and seed oil content traits we currently have in development.  This approach will allow us to integrate advanced metabolic flux modeling with our transcriptome network platform to identify combinations of genes for improving specific metabolic pathways and plant traits.  We also believe our next generation platform can be leveraged in the near term to secure research and development funding from industry partners. Over the last 20 years, the Ag industry majors have made significant investments in testing thousands of single plant genes and have generated billions of data points from these studies as well as traditional breeding programs.  Developing a detailed understanding of the role of transcription factors in regulating pathways in key crops may allow the efficient mining of existing industry data and lead to the identification of targets accessible through genome editing to improve many aspects of crop performance.

We have consolidated our crop science intellectual property position with approximately 15 patent filings in prosecution, identified additional novel gene targets for improving crop performance and yield through genetic engineering or genome editing, formed a scientific advisory board with leaders in plant science, conducted several greenhouse studies and conducted our first Fast Field Testing of traits from our “Smart Carbon Grid for Crops” discovery platform. We have reported encouraging data for our lead yield trait gene, C3003 in Camelina from greenhouse and field tests and are conducting additional studies in Camelina, canola, soybean and rice.

In 2017, we intensified our efforts to evaluate genome editing targets for improving seed yield, seed composition and/or biomass yield in commercial crops.  We believe that strategies based on C3004, a trait that complements C3003, and on C3007, an oil content boosting trait that we have an option to in-license, have the potential to provide a path to commercialization based on achieving “nonregulated” status from USDA-APHIS. If this status is achieved, this could significantly reduce the time and cost of launching new yield traits. These traits also complement the work we are doing with C3003 in oilseed crops, adding to a portfolio of yield traits targeting oilseed crops.  In June 2017, we submitted an “Am I Regulated?” letter to USDA-APHIS’s Biotechnology Regulatory Services (BRS) to confirm that our genome-edited Camelina plant line developed using CRISPR genome editing technology for increased oil content does not meet the definition of a regulated article under 7 CFR Part 340 regulations, and in September 2017, we received confirmation that the BRS agrees with our conclusion. Together with our wholly owned Canadian subsidiary, Metabolix Oilseeds, Inc., we developed the genome edited Camelina line.  Researchers used the CRISPR genome editing tool to inactivate an enzyme expected to increase seed oil content in Camelina, a trait we have designated as C3008.  There are three copies of this gene in the Camelina genome, and complete editing of all copies was achieved.  This trait may have further applications when used in combination with other traits that we are developing that are expected to increase seed oil content. We plan to evaluate combinations of this series of genome editing trait targets to optimize oil content in Camelina, canola, and soybean with the objective of achieving non-regulated status from USDA-APHIS.

In addition, we are advancing research with a number of genome editing targets from the C4000 series of traits, which could provide new strategies to increase biomass yield in forage and other crops.  These include 24 transcription factor genes, part of our C4000 series of trait genes identified from the T3 Platform which act as negative controllers of different aspects of plant productivity. The first of these C4004 has been tested experimentally using traditional genetic engineering and proven to be a powerful negative regulator of plant growth. Genome editing to reduce the activity of the C4004 trait in rice is currently underway.

In our 2017 fast field test program, we tested both first and second generation versions of C3003 in Camelina as well as first generation C3003 in canola, an important North American oilseed crop. In the field tests, we monitored key agronomic and growth parameters of the plants throughout the field test and collected yield data including seed weight, seed size and oil content in our transformed plants compared to control plants. In December 2017, we reported encouraging results from our field tests of C3003 in Camelina and canola.

In 2017 we conducted field tests of C3003 at two sites in Canada. The main objectives of the studies were to evaluate the performance of C3003 in Camelina and canola. Yield10 researchers transformed plants with genetic constructs intended to optimize expression of C3003 during different stages of plant and seed development and tested these events in the field tests. The best events for second generation C3003 in Camelina produced improvements in seed yield (up to 7.7%), harvest index and overall agronomic performance as compared to control plants. The best events for first generation C3003 in canola produced improvements in seed yield (up to 13.1%) as compared to control plants.  The studies also met the objective for bulking up seed to enable further evaluation of C3003 in Camelina and canola in field tests planned for spring 2018.  A new second generation construct using a new promoter was tested in the minicage plots used for seed bulk up and produced plants showing indications of strong agronomic performance and seed yield which we plan to explore further in our 2018 field tests.

Because soybean is the leading North American oilseed crop, we accelerated deployment of both first and second generation C3003 into soybean in 2016 and through a collaborator generated early greenhouse data in late 2017.  Preliminary observations with a small number of lines suggest that results for C3003 obtained in Camelina and canola are translating into soybean. First generation C3003 produced seeds with lower individual weight while typical individual seed weight was observed with second generation C3003 in soybean.  Further, our greenhouse results show that there is an increase in branching in the plants for some of the events tested.  This is significant because more branching provides more sites on the soybean plant for seed pods to develop.  We expect additional development work will continue in soybean with our collaborator in 2018.

In December 2017, we granted a non-exclusive research license to Monsanto Company to evaluate our novel C3003 and C3004 yield traits in soybean. Under the license, Monsanto has the non-exclusive right to begin work with C3003 in its soybean program as a strategy to improve seed yield. Monsanto also may conduct research with our C3004 yield trait, a trait accessible through genome editing, in combination with C3003 to evaluate the effect of the combination to improve seed yield in soybean.

Results from our studies with C3003 to date suggest that it may provide an entirely new strategy to improve seed yield in oilseeds and other C3 photosynthetic crops by bringing in new metabolic functionality from non-plant systems.  We plan to continue to generate data on C3003 in field tests and greenhouse studies in 2018.

In June 2017, we announced that planting has been completed at study sites in Canada for field tests to evaluate C3003 in Camelina and canola. We plan to report results of the study in the fourth quarter of 2017. In previous studies, C3003 has shown promising improvements in oilseed yield. Results from our prior studies with C3003 suggest that it may provide an entirely new strategy to improve seed yield in oilseeds and other C3 photosynthetic crops by bringing in new metabolic functionality from non-plant systems.

In the second quarter of 2017, Metabolix Oilseeds, Inc. signed a two-year collaboration with the National Research Council of Canada to improve yield and drought tolerance in wheat. The collaboration will focus on new trait discovery in wheat using our T3 Platform technology. Under the collaboration, we will provide access to our proprietary C4000 series of traits, which include global regulatory genes, or global transcription factors (“GTFs”).  We have shown that these GTFs have the potential to significantly increase photosynthesis and yield in certain crops. Wheat is a major global staple food crop where significant yield increases could play a major role in feeding the world.

In September 2017, we announced that we will be a subawardee on a new U.S. Department of Energy (DOE) Grant to conduct research aimed at boosting oilseed yield in Camelina. The 5-year, $10 million grant, which was recently recommended for funding, will be led by Michigan State University (MSU) and will involve a multidisciplinary team of researchers from MSU, North Carolina State University and Yield10 Bioscience as the industry partner. We expect to receive approximately $3 million under the grant for research activities that are expected to begin in the fourth quarter of 2017.

Under the grant, the team of scientists will generate metabolic and gene expression models to predict in detail the gene combinations and pathways used by the Camelina plant to convert sucrose, the primary product of photosynthesis, into oil. Our work under the award will involve the use of our T3 gene discovery platform to identify novel global regulatory genes that are designed to increase oil and seed yield. The identification of new genetic targets to boost yield in Camelina may allow for the broader cultivation of Camelina for commercial use, and may have further application to other oilseed crops, such as canola and soybean.

Crop yield is the primary driver of the agriculture value chain. Yield can make the difference between a profitable season and losses for growers. As such, technologies to protect crop yield or increase it are the primary determinant of the seed buying decision by growers at the start of the season. This in turn determines both revenue and market share for the major seed players. Yield10’s goal is to discover, optimize and translate our yield trait gene innovations into major food and feed crops and demonstrate the economic value to growers and seed companies. In all cases our trait genes will be introduced using genetic engineering technologies either to introduce new genes, to introduce additional copies of genes from the same crop species with modified regulatory sequences from that crop species or by using genome editing technologies to reduce or eliminate the function of specific plant gene targets in individual crops. The method by which we deploy our yield trait genes has significant regulatory implications, which, in turn can affect the timelines and cost of their commercialization. We intend to create high-value assets in the form of proprietary yield gene technologies and to de-risk these assets by progressing them along the path to commercial development with increasingly larger scale field tests and multi-site field trials in major crops. We are deploying our yield trait genes into canola, soybean and corn. We are engineering these traits into the major crops with the goal that they will be suitable for the regulatory approval process and in crop varieties (germplasm) such that our traits can be readily introduced into the industry’s elite crop lines by plant breeding.

Risks Affecting Us

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision.  For example, we have a history of net losses and our commercial products may not achieve commercial success.  Furthermore, our technologies are in the early stages of development and we may never commercialize a technology or product that will generate meaningful, or any, revenues.  A portion of our revenue to date has been government grants.  Over time, we expect our revenue to shift from being derived primarily from collaborations and government grants to royalties based on sales of seed by our licensees containing Yield10 traits, but we may not be successful in achieving this transition.  As of September 30, 2017, we had an accumulated deficit of $340.2 million.  With the exception of 2012, we have incurred losses since our inception.  We expect to have significant losses and negative cash flow for at least the next several years, as we incur additional costs and expenses for the continued development of our technology, including the ongoing expenses of research, development, commercialization and administration.  The Company held unrestricted cash and cash equivalents of $3.0 million at September 30, 2017.  Our present capital resources are not sufficient to fund our planned operations for a twelve month period, and therefore, raise substantial doubt about our ability to continue as a going concern.  As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2016 with respect to this uncertainty.  Additional risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include, but are not limited to, the following:

•                  We have a history of net losses and our future profitability is uncertain.

•                  We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

•                  Raising additional funds may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

•                  We have recently changed our corporate strategy to focus on the crop science industry, and our technologies in this area are at a very early stage of development. We may never commercialize a technology or product that will generate meaningful, or any, revenues.

•                  A portion of our revenue to date has been generated from government grants; continued availability of government grant funding is uncertain and contingent on compliance with the requirements of the grant.

•                  Our government grants may subject us to government audits, which could expose us to penalties.

•                  Our crop science product development cycle is lengthy and uncertain and will depend heavily on future collaborative partners.

•                  Our crop science program may not be successful in developing commercial products.

•                  Even if we or our collaborators are successful in developing commercial products that incorporate our traits, such products may not achieve commercial success.

•                  Consumer and government resistance to genetically modified organisms may negatively affect the ability to commercialize crops containing our traits, as well as our public image.

•                  We may not be able to obtain or maintain the necessary regulatory approvals for our products, which could restrict our ability to sell those products in some markets.

•                  If ongoing or future field trials conducted by us or our collaborators are unsuccessful, we may be unable to complete the regulatory process for, or commercialize, our products in development on a timely basis.

•                  Competition in traits and seeds is intense and requires continuous technological development, and, if we are unable to compete effectively, our financial results will suffer.

•                  Our business is subject to various government regulations and if we or our collaborators are unable to timely complete the regulatory process for our products in development, our or our collaborators’ ability to market our traits could be delayed, prevented or limited.

•                  The products of third parties or the environment may be negatively affected by the unintended appearance of our yield trait genes.

•                  We rely on third parties to conduct, monitor, support, and oversee field trials and, in some cases, to maintain regulatory files for those products in development, and any performance issues by third parties, or our inability to engage third parties on acceptable terms, may impact our or our collaborators’ ability to complete the regulatory process for or commercialize such products.

•                  If we lose key personnel or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

•                  Patent protection for our technologies is both important and uncertain.

•                  Third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result.

•                  Portions of our crop science technology are owned by or subject to retained rights of third parties.

•                  We may not be successful in obtaining necessary rights to additional technologies for the development of our products through acquisitions and in-licenses.

•                  The intellectual property landscape around genome editing technology, such as CRISPR, is highly dynamic and uncertain, and any resolution of this uncertainty could have a material adverse effect on our business.

•                  We rely in part on trade secrets to protect our technology, and our failure to obtain or maintain trade secret protection could harm our business.

•                  A material weakness was identified in our internal control over financial reporting, which could impact our business and financial results.

•                  Trading volume in our stock is low and an active trading market for our common stock may not be available on a consistent basis to provide stockholders with adequate liquidity. Our stock price may be extremely volatile, and our stockholders could lose a significant part of their investment.

•                  We may not be able to maintain the listing of our common stock on The Nasdaq Capital Market.

•                  Provisions in our certificate of incorporation and by-laws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

•                  Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

Our Corporate Information

We were incorporated in the Massachusetts in 1992 under the name Metabolix, Inc. In September 1998, we reincorporated in Delaware. We changed our name to Yield10 Bioscience, Inc. in January 2017 to reflect our change in mission around innovations in agricultural biotechnology focused on developing disruptive technologies for step-change improvements in crop yield. Our corporate headquarters are located at 19 Presidential Way, Woburn, MA 01801, and our telephone number is +1 (617) 583-1700.  Our website address is www.yield10bio.com.  The information contained on our website or that can be accessed through our website is not part of this prospectus and investors should not rely on any such information in deciding whether to purchase our Common Stock.

Reverse Stock Split

On May 30, 2017, the Company effected a 1-for-10 reverse stock split of its common stock.  Unless otherwise indicated, all share amounts, per share data, share prices and exercise prices included in this Form S-1 have, where applicable, been adjusted retroactively to reflect this reverse stock split.

THE OFFERING

Issuer	Yield10 Bioscience, Inc.

Class A Units Offered

We are offering 586,592 Class A Units. Each Class A Unit will consist of one share of our common stock, a Series A common warrant to purchase one share of our common stock at an exercise price per share of common stock equal to $[•] and a Series B common warrant to purchase 0.5 shares of our common stock at an exercise price share of common stock equal to $[•]. The Class A Units will not be certificated and the shares of common stock, Series A common warrants and Series B common warrants that are part of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon the exercise of the warrants that are part of the Class A Units.

Assuming we sell all 586,592 Class A Units being offered in this offering at a public offering price of $3.58 per unit, the last reported sale price of our common stock on December 14, 2017, we would issue in this offering an aggregate of 586,592 shares of our common stock, Series A common warrants to purchase 586,592 shares of our common stock underlying the Class A units and Series B common warrants to purchase 293,296 shares of our common stock underlying the Class A Units.

Offering Price per Class A Unit	$[•] combined price for each Class A Unit.

Class B Units Offered

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series A Preferred Stock, with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units (the “Conversion Price”), together with the equivalent number of Series A common warrants and Series B common warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price.

Ownership of the Class B Units alone will not increase the purchaser’s beneficial ownership percentage (up to 9.99%) of common stock unless and until a portion or all of such Series A convertible preferred stock has been converted. In addition, holders of Series A Preferred Stock will be prohibited from converting Series A Preferred Stock if, as a result of such conversion, the holder, together with its affiliates and certain related parties, and any persons acting as a group together with such holder or any such affiliate, would beneficially own more than 4.99% of the total number of shares of our outstanding common stock.

However, any holder may decrease or increase such ownership percentage to any other percentage, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. Exceeding 4.99% ownership in shares of our outstanding common stock will trigger certain SEC filing requirements by such holder, including the submission of a Schedule 13G or Schedule 13D, as applicable, while such ownership percentage remains above 4.99%.

Shares of Series A convertible preferred stock do not generally have any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the shares of Series A Preferred Stock, Series A common warrants and Series B common warrants that are part of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon conversion of the Series A convertible preferred stock and the warrants part of the Class B Units. Assuming we sell all 8,400 Class B Units being offered in this offering, we would issue in this offering Class B Units consisting of an aggregate of 8,400 shares of Series A Preferred Stock (convertible, subject to certain limitations, into an aggregate of 2,346,369 shares of our common stock, assuming a conversion price of $3.58, the last reported sale price of our common stock on The Nasdaq Capital Market on December 14, 2017), Series A common warrants to purchase 2,346,369 shares of our common stock underlying the Class B Units and Series B common warrants to purchase 1,173,185 shares of our common stock underlying the Class B Units.

Offering Price per Class B Unit	$1,000 combined price for each Class B Unit.

Description of Series A common warrants

The Series A common warrants will be exercisable beginning on the closing date and expire on the fifth anniversary of the closing date and have an initial exercise price per share equal to $[•] per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Series A common warrants on any national securities exchange.

Description of Series B common warrants

The Series B common warrants will be exercisable beginning on the closing date and expire on the nine month anniversary of the closing date and have an initial exercise price per share equal to $[•] per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Series B common warrants on any national securities exchange.

Description of Series A Preferred Stock

Each share of Series A Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the Conversion Price. Notwithstanding the foregoing, we shall not effect any conversion of Series A Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series A Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. For additional information, see “Description of Capital Stock” on page 51 of this prospectus.

Shares of common stock underlying the warrants	4,399,441 shares (excluding any over-allotment shares)

Common stock to be outstanding after this offering	4,048,306 shares (assuming no conversion of the Series A Preferred Stock and no exercise of the Series A Warrants or Series B Warrants)

Series A Preferred Stock to be outstanding after this offering	8,400 shares

Over-allotment option

We have granted the underwriters an option to purchase additional shares of common stock equal to 15% of the shares (including shares of common stock underlying the Series A Preferred Stock) sold in the primary offering and/or additional warrants equal to 15% of the warrants sold in the primary offering at the public offering price per share of common stock and the public offering price per warrant of $0.01, less the underwriting discounts and commission. This option is exercisable, in whole or in part, for a period of 45 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $9.2 million, assuming no exercise by the underwriters of their over-allotment option. We intend to use net proceeds from this offering for working capital and general corporate purposes.

Nasdaq Capital Market symbol	YTEN

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” on page 10 of this prospectus to read about factors that you should consider carefully before buying our securities.

The number of shares of common stock that will be outstanding after this offering is based on 3,454,601 shares outstanding as of September 30, 2017, and excludes:

•                  626,185 shares of common stock issuable upon exercise of options to purchase our common stock outstanding as of September 30, 2017 at a weighted average exercise price of $17.93 per share;

•                  14,367 shares of common stock issuable upon vesting of restricted stock units as of September 30, 2017;

•                  393,300 shares of common stock issuable upon exercise of vested warrants outstanding as of September 30, 2017 pursuant to a private placement offering completed in July 2015 at a weighted average exercise price of $39.80 per share;

•                  377,124 shares of common stock reserved as of September 30, 2017 for future issuance under our 2014 Stock Option and Incentive Plan;

•                  570,784 shares of common stock issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement we entered into with certain investors on July 3, 2017 (which warrants will become exercisable on January 7, 2018 at an exercise price of $5.04 per share and expire on January 7, 2024);

•                  30,000 shares of common stock issuable upon exercise of immediately vested warrants issued to an investor relations consultant on September 12, 2017 at an exercise price of $2.90 per share and which expire on September 11, 2024; and

•                  shares of common stock issuable upon exercise of the warrants to be sold in this offering.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements and related notes thereto, before deciding to invest in our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the Securities and Exchange Commission.

Risks Relating to our Financial Position and Need for Additional Capital

We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

As of September 30, 2017, we held unrestricted cash and cash equivalents of $2,951,000. On July 7, 2017, we completed an offering of our securities. Net proceeds from the transaction were approximately $1,966,000. Our present capital resources are not sufficient to fund our planned operations for a twelve month period, and therefore, raise substantial doubt about our ability to continue as a going concern.

In 2016, we completed a strategic restructuring under which Yield10 Bioscience has become our core business, with a focus on developing disruptive technologies for step-change improvements in crop yield to enhance global food security.

We will require additional capital resources to support the implementation of this strategy and we may pursue one or more of a variety of financing options, including public or private equity financing, secured or unsecured debt financing, equity or debt bridge financing, as well as licensing or other collaborative arrangements. There can be no assurance that our financing efforts will be successful. If we are not able to secure such additional capital resources or otherwise fund our operations, we may be forced to explore strategic alternatives and/or wind down our operations and pursue options for liquidating our remaining assets, including intellectual property and equipment.

We continue to face significant challenges and uncertainties. Our future revenues, expenses and cash usage will depend on the successful execution of our strategic plans related to Yield10 Bioscience.

Adequate financing to implement our strategy may not be available, including as a result of:

•                  adverse developments in the political environment and/or financial markets;

•                  investor perceptions of the agricultural biotechnology industry;

•                  investor perceptions of investments in micro-cap stocks;

•                  our inability to achieve targeted milestones on a timely basis;

•                  illiquidity in the trading of our common stock; or

•                  other factors described elsewhere in these Risk Factors.

Available capital resources may be consumed more rapidly than currently expected due to any or all of the following:

•                  lower than expected revenues from grants, licenses, and service fees related to our Yield10 Bioscience technologies;

•                  changes we may make to the business that affect ongoing operating expenses;

•                  further changes we may make to our business strategy;

•                  changes in our research and development spending plans; and

•                  other items affecting our forecasted level of expenditures and use of cash resources.

If we issue equity or debt securities to raise additional funds, we may incur fees associated with such issuances, our existing stockholders may experience dilution from the issuance of new equity securities, we may incur ongoing interest expense and be required to grant a security interest in our assets in connection with any debt issuance, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, utilization of our net operating loss and research and development credit carryforwards may be subject to significant annual limitations under Section 382 of the Internal Revenue Code of 1986 due to ownership changes resulting from equity financing transactions. If we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us.

We have a history of net losses and our future profitability is uncertain.

With the exception of 2012, when we recognized $38,885,000 of deferred revenue from a terminated joint venture, we have recorded losses since our inception. Since 1992, we have been engaged primarily in research and development and early-stage commercial activities. Because our crop science technology is at an early stage of development, we cannot be certain that the Yield10 Bioscience business will generate sufficient revenue to become profitable. We expect to have significant losses and negative cash flow for at least the next several years, as we incur additional costs and expenses for the continued development of our technology, including the ongoing expenses of research, development, commercialization and administration. The amount we spend will impact our need for capital resources as well as our ability to become profitable and this will depend, in part, on the number of new technologies that we attempt to develop. We may not achieve any or all of these goals and, thus, we cannot provide assurances that we will ever be profitable or achieve significant revenues.

We have recently changed our corporate strategy to focus on the crop science industry, and our technologies in this area are at a very early stage of development. We may never commercialize a technology or product that will generate meaningful, or any, revenues.

In July 2016, our Board of Directors approved a plan to implement a strategic restructuring under which Yield10 Bioscience has become our core business. As part of the restructuring, we discontinued our biopolymer operations, eliminated positions in our biopolymer operations and corporate organization, and sold certain of our biopolymer business assets. We currently anticipate that our annual net cash used in operations, including anticipated payments for restructuring costs, will be approximately $8,000,000 - $8,500,000 during 2017, compared to approximately $25,000,000 prior to the restructuring.

The remaining cash restructuring costs associated with our strategic repositioning have various payment due dates through May 2018 and are estimated at approximately $789,000 as of September 30, 2017. However, the reduction in cash used in operations resulting from the restructuring may be less than expected. If we are not successful in reducing our cash used in operations, we may require more financing than anticipated or we may be forced to wind down our remaining operations.

The products and technologies we are currently developing as a result of our strategic repositioning are at a very early stage of development, and the process of developing them is lengthy and uncertain. In addition, our current management has limited experience in developing technologies for the crop science industry, and has never commercialized a product or technology in this industry. We may never reach a point at which our efforts result in products that allow us to achieve revenue from their license or sale.

Our recently implemented reverse stock split could adversely affect the market liquidity of our common stock.

On May 24, 2017, our stockholders approved an amendment to our amended and restated certificate of incorporation, as amended, and authorized our Board of Directors, if in their judgment they deemed it necessary, to effect a reverse stock split of our common stock at a ratio in the range of 1:2 to 1:10. We implemented this reverse stock split on May 30, 2017 with a ratio of 1:10. We cannot predict whether the reverse stock split will increase the market price for our common stock on a sustained basis. The history of similar stock splits for companies in like circumstances is varied, and we cannot predict whether:

•                 the reverse stock split will result in a sustained per share price that will attract brokers and investors who do not trade in lower priced stocks;

•                 the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers; or

•                 the market price per share will remain at a level in excess of the $1.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on The Nasdaq Capital Market.

There can be no assurance that we will be able to comply with the continued listing standards of The Nasdaq Capital Market.

We cannot assure you that we will be able to comply with the standards that we are required to meet in order to maintain a listing of our common stock on The Nasdaq Capital Market. Our common stock is listed on The Nasdaq Capital Market, and Nasdaq provides various continued listing requirements that a company must meet in order for its stock to continue trading on The Nasdaq Capital Market. Among these requirements is the requirement that our stock trades at a minimum closing bid price of $1.00 per share. On June 30, 2016, we received a deficiency letter from The Nasdaq Stock Market which provided us a grace period of 180 calendar days, or until December 27, 2016, to regain compliance with the minimum bid price requirement; we subsequently received an additional 180 days (until June 26, 2017) to regain compliance with the requirement. On May 24, 2017, our stockholders approved an amendment to our amended and restated certificate of incorporation, as amended, authorizing a reverse stock split of our common stock. A 1-for-10 ratio for the reverse stock split was subsequently approved by our Board of Directors, and the reverse stock split took effect on May 30, 2017. As a result of the reverse stock split, every ten shares of our common stock were automatically combined and converted into one issued and outstanding share of our common stock, with no change in the par value per share. As of June 12, 2017 we regained compliance with the minimum bid price requirement.

Our unaudited condensed consolidated balance sheet as of September 30, 2017, as filed in our Quarterly Report on Form 10-Q for the three months ended September 30, 2017, reflected total stockholders’ equity of $2,549,000 which is just above Nasdaq Marketplace Rule 5550(b)(1), requiring listed companies to have a minimum stockholders’ equity of $2,500,000 (the “Nasdaq Equity Requirement”). If our stockholders’ equity falls below $2,500,000, we will receive a notice from Nasdaq that we are not in compliance with the Nasdaq Equity Requirement, and we will be required to take steps to regain compliance or risk delisting from Nasdaq.

If we fail to continue to meet all applicable Nasdaq Capital Market requirements in the future and Nasdaq determines to delist our common stock, the delisting could substantially decrease trading in our common stock and adversely affect the market liquidity of our common stock; adversely affect our ability to obtain financing on acceptable terms, if at all, for the continuation of our operations; and harm our business. Additionally, the market price of our common stock may decline further and stockholders may lose some or all of their investment.

A portion of our revenue to date has been generated from government grants; continued availability of government grant funding is uncertain and contingent on compliance with the requirements of the grant.

Historically, a portion of our revenue has been generated from payments to us from government entities in the form of government grants whereby we are reimbursed for certain expenses incurred in connection with our research and development activities, subject to our compliance with the specific requirements of the applicable grant, including rigorous documentation requirements. To the extent that we do not comply with these requirements, our expenses incurred may not be reimbursed. Any of our existing grants or new grants that we may obtain in the future may be terminated or modified.

Our ability to obtain grants or incentives from government entities in the future is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these grants and other incentives is highly competitive. We may not be successful in obtaining any additional grants, loans or other incentives. Recent political focus on reducing spending at the U.S. federal and state levels may continue to reduce the scope and amount of funds dedicated to crop science products, if such funds will continue to be available at all. To the extent that we are unsuccessful in being awarded any additional government grants in the future, we would lose a potential source of revenue.

Our government grants may subject us to government audits, which could expose us to penalties.

We may be subject to audits by government agencies as part of routine audits of our activities funded by our government grants. As part of an audit, these agencies may review our performance, cost structures and compliance with applicable laws, regulations and standards and the terms and conditions of the grant. If any of our costs are found to be allocated improperly, the costs may not be reimbursed and any costs already reimbursed for such contract may have to be refunded. Accordingly, an audit could result in a material adjustment to our results of operations and financial condition. Moreover, if an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions.

Risks Relating to our Yield10 Bioscience Crop Science Program

Our crop science product development cycle is lengthy and uncertain and will depend heavily on future collaborative partners.

The technology and processes used in our crop science program and the application of our technology to enhance photosynthetic efficiency of crops are at an early stage of development. Research and development in the seed, agricultural biotechnology, and larger agriculture industries is expensive and prolonged and entails considerable uncertainty. Completion of our development work will require a significant investment of both time and money, if it can be completed at all. We expect that collaborations with established agricultural industry companies will be required to successfully develop and commercialize our innovations. The industry is highly concentrated and dominated by a small number of large players, which could impact efforts to form such collaborations. We may not be successful in establishing or maintaining suitable partnerships, and may not be able to negotiate collaboration agreements having terms satisfactory to us or at all. In addition, industry collaborators have significant resources and development capabilities and may develop products and technologies that compete with or negatively impact the development and commercialization of our technologies.

Our crop science program may not be successful in developing commercial products.

We and our potential future collaborators may spend many years and dedicate significant financial and other resources developing traits that will never be commercialized. Seeds containing the traits that we develop may never become commercialized for any of the following reasons:

•                  our traits may not be successfully validated in the target crops;

•                  our traits may not achieve our targeted yield improvements;

•                  we may not be able to secure sufficient funding to progress our traits through development and commercial validation;

•                  our traits may not have the desired effect sought by future collaborators for the relevant crops;

•                  development and validation of traits, particularly during field trials, may be adversely affected by environmental or other circumstances beyond our control;

•                  we or our future collaborators may be unable to obtain the requisite regulatory approvals for the seeds containing our traits;

•                  competitors may launch competing or more effective seed traits or seeds;

•                  a market may not exist for seeds containing our traits or such seeds may not be commercially successful;

•                  future collaborators may be unable to fully develop and commercialize products containing our seed traits or may decide, for whatever reason, not to commercialize such products; and

•                  we may be unable to patent our traits in the necessary jurisdictions.

If any of these things were to occur, it could have a material adverse effect on our business and our results of operations. Research and development in the crop science industry is expensive and prolonged, and entails considerable uncertainty. Because of the stringent product performance and safety criteria applied in development of crop science products, products currently under development may neither survive the development process nor ultimately receive the requisite regulatory approvals needed to market such products. Even when such approvals are obtained, there can be no assurance that a new product will be commercially successful. In addition, research undertaken by competitors may lead to the launch of competing or improved products, which may affect sales of any products that we are able to develop.

Even if we or our collaborators are successful in developing commercial products that incorporate our traits, such products may not achieve commercial success.

Our strategy depends upon our or our collaborators’ ability to incorporate our traits into a wide range of crops in significant markets and geographies. Even if we or our collaborators are able to develop commercial products that incorporate our traits, any such products may not achieve commercial success for one or more of the following reasons, among others:

•                  products may fail to be effective in particular crops, geographies, or circumstances, limiting their commercialization potential;

•                  our competitors may launch competing or more effective traits or products;

•                  significant fluctuations in market prices for agricultural inputs and crops could have an adverse effect on the value of our traits;

•                  farmers are generally cautious in their adoption of new products and technologies, with conservative initial purchases and proof of product required prior to widespread deployment, and accordingly, it may take several growing seasons for farmers to adopt our or our collaborators’ products on a large scale; and

•                  we may not be able to produce high-quality seeds in sufficient amounts to meet demand.

Our financial condition and results of operations could be materially and adversely affected if any of the above were to occur.

Consumer and government resistance to genetically modified organisms may negatively affect the ability to commercialize crops containing our traits, as well as our public image.

Food and feed made from genetically modified seeds are not accepted by many consumers and in certain countries production of certain genetically modified crops is effectively prohibited, including throughout the European Union, due to concerns over such products’ effects on food safety and the environment. The high public profile of the biotechnology industry in food and feed production, and a lack of consumer acceptance of products to which we have devoted substantial resources, could have a negative impact on the commercial success of products that incorporate our traits and could materially and adversely affect our ability to obtain collaborations and to finance our crop science program. Further, we could incur substantial liability and/or legal expenses if there are claims that genetically-engineered crops damage the environment or contaminate other farm crops. This could distract our management and cause us to spend resources defending against such claims.

Actions by consumer groups and others may disrupt research and development or production of genetically modified seeds. In addition, some government authorities have enacted, and others in the future might enact, regulations regarding genetically modified organisms, which may delay and limit or even prohibit the development and sale of such products.

We may not be able to obtain or maintain the necessary regulatory approvals for our products, which could restrict our ability to sell those products in some markets.

Seeds containing the traits that we develop must receive regulatory approval before they can be marketed, but we may not be able to obtain such approvals. Regulatory standards and procedures in the crop science industry are continuously changing, and responding to these changes and meeting existing and new requirements will be costly and burdensome. Even if we are able to obtain approvals for the seeds containing the traits that we develop, changing regulatory standards may affect our ability to maintain compliance with such regulatory standards.

If ongoing or future field trials conducted by us or our collaborators are unsuccessful, we may be unable to complete the regulatory process for, or commercialize, our products in development on a timely basis.

The successful completion of multi-year, multi-site field trials is critical to the success of product development and marketing efforts for products containing our traits. If our ongoing or future field trials, or those of our collaborators, are unsuccessful or produce inconsistent results or unanticipated adverse effects on crops, or if we or our collaborators are unable to collect reliable data, regulatory review of products in development containing our traits could be delayed or commercialization of products in development containing our traits may not be possible. In addition, more than one growing season may be required to collect sufficient data to develop or market a product containing our traits, and it may be necessary to collect data from different geographies to prove performance for customer adoption. Even in cases where field trials are successful, we cannot be certain that additional field trials conducted on a greater number of acres, or in different crops or geographies, will be successful. Generally, our collaborators conduct these field trials or we pay third parties, such as farmers, consultants, contractors, and universities, to conduct field trials on our behalf. Poor trial execution or data collection, failure to follow required agronomic practices, regulatory requirements, or mishandling of products in development by our collaborators or these third parties could impair the success of these field trials.

Many factors that may adversely affect the success of our field trials are beyond our control, including weather and climatic variations, such as drought or floods, severe heat or frost, hail, tornadoes and hurricanes, uncommon pests and diseases, or acts of protest or vandalism. For example, if there was prolonged or permanent disruption to the electricity, climate control, or water supply operating systems in our greenhouses or laboratories, the crops in which we or our collaborators are testing our traits and the samples we or our collaborators store in freezers, both of which are essential to our research and development activities including field tests, could be severely damaged or destroyed, adversely affecting these activities and thereby our business and results of operations. Unfavorable weather conditions including drought or excessive rain, or fluctuations in temperature, can also reduce both acreage planted and incidence, or timing of, certain crop diseases or pest infestations, each of which may halt or delay our field trials. Any field test failure we may experience may not be covered by insurance and, therefore, could result in increased cost for the field trials and development of our traits, which may negatively impact our business, results of operations, and ability to secure financing. Such factors outside of our control can create substantial volatility relating to our business and results of operations.

Competition in traits and seeds is intense and requires continuous technological development, and, if we are unable to compete effectively, our financial results will suffer.

We face significant competition in the markets in which we operate. The markets for traits and agricultural biotechnology products are intensely competitive and rapidly changing. In most segments of the seed and agricultural biotechnology market, the number of products available to consumers is steadily increasing as new products are introduced. At the same time, the expiration of patents covering existing products reduces the barriers to entry for competitors. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for products containing our traits. In addition, most of our competitors have substantially greater financial, marketing, sales, distribution, research and development, and technical resources than us, and some of our collaborators have more experience in research and development, regulatory matters, manufacturing, and marketing. We anticipate increased competition in the future as new companies enter the market and new technologies become available. Our technologies may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors, which will prevent or limit our ability to generate revenues from the commercialization of our traits being developed.

Our business is subject to various government regulations and if we or our collaborators are unable to timely complete the regulatory process for our products in development, our or our collaborators’ ability to market our traits could be delayed, prevented or limited.

Our business is generally subject to two types of regulations: regulations that apply to how we and our collaborators operate and regulations that apply to products containing our traits. We apply for and maintain the regulatory permits necessary for our operations, particularly those covering our field trials, which we or our collaborators apply for and maintain regulatory approvals necessary for the commercialization of products containing our seed traits. Even if we and our collaborators make timely and appropriate applications for regulatory permits for our field trials, government delays in issuing such permits can significantly affect the development timelines for our traits, particularly if the planting period for a crop growing season expires before the necessary permits are obtained. In most of our key target markets, regulatory approvals must be received prior to the importation of genetically modified products. These regulatory processes are complex. For example, the U.S. federal government’s regulation of biotechnology includes, but is not limited to, the USDA, which regulates the import, field testing, and interstate movement of genetically modified plants, and the FDA, which regulates foods derived from new plant varieties.

In addition to regulation by the U.S. government, products containing our traits may be subject to regulation in each country in which such products are tested or sold. International regulations may vary from country to country and from those of the United States. The difference in regulations under U.S. law and the laws of foreign countries may be significant and, in order to comply with the laws of foreign countries, we may have to implement global changes to our products or business practices. Such changes may result in additional expense to us and either reduce or delay product development or sales. Additionally, we or our collaborators may be required to obtain certifications or approvals by foreign governments to test and sell the products in foreign countries.

The regulatory process is expensive and time-consuming, and the time required to complete the process is difficult to predict and depends upon numerous factors, including the substantial discretion of the regulatory authorities. We have not completed all phases of the regulatory process for any of our traits in development. Our traits could require a significantly longer time to complete the regulatory process than expected, or may never gain approval, even if we and our collaborators expend substantial time and resources seeking such approval. The time required for regulatory approval, or any delay or denial of such approval, could negatively impact our ability to generate revenues and to achieve profitability and finance our ongoing operations. In addition, changes in regulatory review policies during the development period of any of our traits, changes in, or the enactment of, additional regulations or statutes, or changes in regulatory review practices for a submitted product application may cause a delay in obtaining approval or result in the rejection of an application for regulatory approval.

Regulatory approval, if obtained, may be made subject to limitations on the intended uses for which we or our collaborators may market a product. These limitations could adversely affect our potential revenues. Failure to comply with applicable regulatory requirements may, among other things, result in fines, suspensions of regulatory approvals, product recalls, product seizures, operating restrictions, and criminal prosecution.

Our work with the Smart Carbon Grid for Crops and the T3 Platform has identified promising potential targets for gene editing, and we believe that these approaches may be subject to less regulatory complexity in the U.S. during development and along the path to commercialization. Gene editing techniques, including CRISPR, which involve making small targeted changes to the DNA of a target organism, have been of interest to the agricultural biotech industry because this approach is believed to have the potential to significantly reduce development costs and regulatory timelines for crop trait development and market introduction. Recent statements by the United States Department of Agriculture - Animal and Plant Health Inspection Service (USDA-APHIS) regarding the regulatory path for genetically edited plants and mushrooms suggest that they will not be subject to regulations typically used for genetically modified crops (i.e., they will not be considered “regulated articles”) if the modified organisms do not contain any remaining genetic elements from the procedure used for gene editing. While we believe that these industry examples suggest that crops that are gene edited may not be subject to certain GMO regulations in the U.S., we cannot assure you that this regulatory path will be found to apply to any of our seed yield traits or that the regulatory agencies will not change this approach to the regulation of genome editing or introduce new regulatory procedures applicable to such technologies.

The products of third parties or the environment may be negatively affected by the unintended appearance of our yield trait genes.

The potential for unintended but unavoidable trace amounts, sometimes called “adventitious presence,” of yield trait genes in conventional seed, or in the grain or products produced from conventional or organic crops, could affect general public acceptance of these traits. Trace amounts of yield trait genes may unintentionally be found outside our containment area in the products of third parties, which may result in negative publicity and claims of liability brought by such third parties against us. Furthermore, in the event of an unintended dissemination of our genetically engineered materials to the environment, we could be subject to claims by multiple parties, including environmental advocacy groups, as well as governmental actions such as mandated crop destruction, product recalls or additional stewardship practices and environmental cleanup or monitoring. The occurrence of any of these events could have a material adverse effect on our business and results of operations.

We rely on third parties to conduct, monitor, support, and oversee field trials and, in some cases, to maintain regulatory files for those products in development, and any performance issues by third parties, or our inability to engage third parties on acceptable terms, may impact our or our collaborators’ ability to complete the regulatory process for or commercialize such products.

We rely on third parties to conduct, monitor, support, and oversee field trials. As a result, we have less control over the timing and cost of these trials than if we conducted these trials with our own personnel. If we are unable to maintain or enter into agreements with these third parties on acceptable terms, or if any such engagement is terminated prematurely, we may be unable to conduct and complete our trials in the manner we anticipate. In addition, there is no guarantee that these third parties will devote adequate time and resources to our studies or perform as required by our contract or in accordance with regulatory requirements, including maintenance of field trial information regarding our products in development. If any of these third parties fail to meet expected deadlines, fail to transfer to us any regulatory information in a timely manner, fail to adhere to protocols, or fail to act in accordance with regulatory requirements or our agreements with them, or if they otherwise perform in a substandard manner or in a way that compromises the quality or accuracy of their activities or the data they obtain, then field trials of our traits in development may be extended or delayed with additional costs incurred, or our data may be rejected by the applicable regulatory agencies. Ultimately, we are responsible for ensuring that each of our field trials is conducted in accordance with the applicable protocol and with legal, regulatory and scientific standards, and our reliance on third parties does not relieve us of our responsibilities.

If our relationship with any of these third parties is terminated, we may be unable to enter into arrangements with alternative parties on commercially reasonable terms, or at all. Switching or adding service providers can involve substantial cost and require extensive management time and focus. Delays may occur, which can materially impact our ability to meet our desired development timelines. If we are required to seek alternative service arrangements, the resulting delays and potential inability to find a suitable replacement could materially and adversely impact our business.

In addition, recently there has been an increasing trend towards consolidation in the agricultural biotechnology industry. Consolidation among our competitors and third parties upon whom we rely could lead to a changing competitive landscape, capabilities, and strategic priorities among potential service providers, which could have an adverse effect on our business and operations.

If we lose key personnel or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

We are highly dependent on our key technical and scientific personnel, who possess unique knowledge and skills related to our research and technology. If we were to lose the services of these individuals, we may be unable to readily find suitable replacements with comparable knowledge and the experience necessary to advance the research and development of our products. Because of the unique talents and experience of many of our scientific and technical staff, competition for our personnel is intense. Our ability to attract and retain qualified employees may be affected by our efforts to manage cash usage, including reductions in total cash compensation. The loss of key personnel or our inability to hire and retain personnel who have the required expertise and skills could have a material adverse effect on our research and development efforts, our business, and our ability to secure additional required financing.

Risks Relating to Intellectual Property

Patent protection for our technologies is both important and uncertain.

Our commercial success may depend in part on our obtaining and maintaining patent protection for our technologies in the United States and other jurisdictions, as well as successfully enforcing and defending this intellectual property against third-party challenges. If we are not able to obtain or defend patent protection for our technologies, then we will not be able to exclude competitors from developing or marketing such technologies, and this could negatively impact our ability to generate sufficient revenues or profits from product sales and/or licensing to justify the cost of development of our technologies and to achieve or maintain profitability. Our currently issued patents relate to our historical business and have expiration dates ranging from 2020 through 2030. New outstanding patent applications owned by or licensed to us relating to crop yield improvements have filing dates ranging from 2013 through 2017.

Our patent position involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. Patents may not be issued for any pending or future pending patent applications owned by or licensed to us, and claims allowed under any issued patent or future issued patent owned or licensed by us may not be valid or sufficiently broad to protect our technologies. Moreover, we may be unable to protect certain of our intellectual property in the United States or in foreign countries. Foreign jurisdictions may not afford the same protections as U.S. law, and we cannot ensure that foreign patent applications will have the same scope as the U.S. patents. There will be many countries in which we will choose not to file or maintain patents because of the costs involved. Competitors may also design around our patents or develop competing technologies.

Additionally, any issued patents owned by or licensed to us now or in the future may be challenged, invalidated, or circumvented. We could incur substantial costs to bring suits or other proceedings in which we may assert or defend our patent rights or challenge the patent rights of third parties. An unfavorable outcome of any such litigation could have a material adverse effect on our business and results of operations.

Third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result.

Various U.S. and foreign issued patents and pending patent applications owned by third parties exist in areas relevant to our products and processes. We could incur substantial costs to challenge third party patents. If third parties assert claims against us or our customers alleging infringement of their patents or other intellectual property rights, we could incur substantial costs and diversion of management resources in defending these claims, and the defense of these claims could have a material adverse effect on our business. In addition, if we are unsuccessful in defending against these claims, these third parties may be awarded substantial damages, as well as injunctive or other equitable relief against us, which could effectively block our ability to make, use, sell, distribute, or market our technologies and services based on our technologies in the United States or abroad. Alternatively, we may seek licenses to such third party intellectual property. However, we may be unable to obtain these licenses on acceptable terms, if at all. Our failure to obtain the necessary licenses or other rights could prevent the sale, manufacture, or distribution of some of our products based on our technologies and, therefore, could have a material adverse effect on our business.

Portions of our crop science technology are owned by or subject to retained rights of third parties.

We have licensed and optioned from academic institutions certain patent rights that may be necessary or important to the development and commercialization of our crop science technology. These licenses and options may not provide exclusive rights to use such intellectual property in all fields of use in which we may wish to develop or commercialize our technology. If we fail to timely exercise our option rights and/or we are unable to negotiate license agreements for optioned patent rights on acceptable terms, the academic institutions may offer such patent rights to third parties. If we fail to comply with our obligations under these license agreements, or if we are subject to a bankruptcy or insolvency proceeding, the licensor may have the right to terminate the license. In some circumstances, we may not have the right to control the preparation, filing and prosecution of licensed patent applications or the maintenance of the licensed patents. Therefore, we cannot be certain that these patents and applications will be prosecuted, maintained and enforced in a manner consistent with the best interests of our business. Furthermore, the research resulting in certain of our licensed and optioned patent rights was funded by the U.S. government. As a result, the government may have certain rights to such patent rights and technology.

We may not be successful in obtaining necessary rights to additional technologies for the development of our products through acquisitions and in-licenses.

We may be unable to acquire or in-license additional technologies from third parties that we decide we need in order to develop our business. A number of more established companies may also pursue strategies to license or acquire crop science technologies that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater development and commercialization capabilities. Any failure on our part to reach an agreement for any applicable intellectual property could result in a third party acquiring the related rights and thereby harm our business.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire relevant crop science technologies on terms that would allow us to make an appropriate return on our investment.

We expect that competition for acquiring and in-licensing crop science technologies that are attractive to us may increase in the future, which may mean fewer suitable opportunities for us as well as higher acquisition or licensing costs. If we are unable to successfully obtain rights to suitable crop science technologies on reasonable terms, or at all, our business and financial condition could suffer.

The intellectual property landscape around genome editing technology, such as CRISPR, is highly dynamic and uncertain, and any resolution of this uncertainty could have a material adverse effect on our business.

The field of genome editing, especially in the area of CRISPR technology, is still in its infancy, and no products using this technology have reached the market. We are currently negotiating a license for work in the CRISPR field in order to demonstrate the utility of our yield trait genes in this field. Due to the intense research and development that is taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is in flux, and it may remain uncertain for the coming years. There has been, and may continue to be, significant intellectual property related litigation and proceedings relating to this area in the future. If we obtain a license to certain patent rights using the CRISPR technology, and it is later determined that such patent rights are invalid or owned by other parties, this could have a material adverse effect on our business.

We rely in part on trade secrets to protect our technology, and our failure to obtain or maintain trade secret protection could harm our business.

We rely on trade secrets to protect some of our technology and proprietary information, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. Litigating a claim that a third party had illegally obtained and was using our trade secrets would be expensive and time consuming, and the outcome would be unpredictable. Moreover, if our competitors independently develop similar knowledge, methods and know-how, it will be difficult for us to enforce our rights and our business could be harmed.

Risks Relating to Owning our Common Stock

Raising additional funds may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

If we raise additional funds through equity offerings or offerings of equity-linked securities, including warrants or convertible debt securities, we expect that our existing stockholders will experience significant dilution, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may subject us to restrictive covenants that could limit our flexibility in conducting future business activities, including covenants limiting or restricting our ability to incur additional debt, dispose of assets or make capital expenditures. We may also incur ongoing interest expense and be required to grant a security interest in our assets in connection with any debt issuance. If we raise additional funds through strategic partnerships or licensing agreements with third parties, we may have to relinquish valuable rights to our technologies or grant licenses on terms that are not favorable to us.

A material weakness was identified in our internal control over financial reporting, which could impact our business and financial results.

Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and financial results could be harmed and we could fail to meet our financial reporting obligations. For example, in connection with the evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2016, we determined that our controls over accounting for stock based compensation expense did not operate effectively. Specifically, our procedures did not operate as designed to validate the calculation for stock based compensation expense resulting from an option award modification. We determined that this constitutes a material weakness.

Trading volume in our stock is low and an active trading market for our common stock may not be available on a consistent basis to provide stockholders with adequate liquidity. Our stock price may be extremely volatile, and our stockholders could lose a significant part of their investment.

Trading volume in our stock is low and an active trading market for shares of our common stock may not be sustained on a consistent basis. The public trading price for our common stock will be affected by a number of factors, including:

•                 any change in the status of our Nasdaq listing;

•                 the need for near term financing to continue operations;

•                 reported progress in our efforts to develop crop related technologies, relative to investor expectations;

•                 changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;

•                 quarterly variations in our or our competitors’ results of operations;

•                 general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

•                 future issuances and/or sales of our securities;

•                 announcements or the absence of announcements by us, or our competitors, regarding acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•                 commencement of, or involvement in, litigation;

•                 any major change in our board of directors or management;

•                 changes in governmental regulations or in the status of our regulatory approvals;

•                 announcements related to patents issued to us or our competitors and to litigation involving our intellectual property;

•                 a lack of, or limited, or negative industry or security analyst coverage;

•                 uncertainty regarding our ability to secure additional cash resources with which to operate our business;

•                 a decision by our significant shareholders to increase or decrease their holdings in our common stock;

•                 short-selling or similar activities by third parties; and

•                 other factors described elsewhere in these Risk Factors.

As a result of these factors, our stockholders may not be able to resell their shares at, or above, their purchase price. In addition, the stock prices of many technology companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Any negative change in the public’s perception of the prospects of industrial or agricultural biotechnology companies could depress our stock price regardless of our results of operations. These factors may have a material adverse effect on the market price and liquidity of our common stock and affect our ability to obtain required financing.

Provisions in our certificate of incorporation and by-laws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, which generally refers to a person which together with its affiliates owns, or within the last three years has owned, 15% or more of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that our stockholders could receive a premium for their common stock in an acquisition.

Concentration of ownership among our officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

Based on the number of shares outstanding as of November 15, 2017, our officers, directors and stockholders who hold at least 5% of our stock beneficially own a combined total of approximately 60.7% of our outstanding common stock, including shares of common stock subject to stock options and warrants that are currently exercisable or are exercisable within 60 days after November 15, 2017. If these officers, directors, and principal stockholders or a group of our principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and control matters requiring stockholder approval, including the election of directors and approval of mergers, business combinations or other significant transactions. The interests of one or more of these stockholders may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors, and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of our company otherwise favored by our other stockholders. As of November 15, 2017, Jack W. Schuler and William P. Scully and (and their related entities) beneficially owned approximately 47.3% and approximately 8.5% of our common stock, respectively.  To the extent that these or any other significant stockholders oppose any proposal put forth for stockholder approval by our board of directors, they control a sufficient percentage of our outstanding shares to cause such proposal to either fail or be very difficult to achieve without their support.  This, in turn, could have a negative effect on the market price of our common stock.  It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock.  The concentration of ownership also may contribute to the low trading volume and volatility of our common stock.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion with respect to the use of proceeds of this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could harm our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock included in the units or issuable upon exercise of the warrants or conversion of the preferred stock in this offering.

Since the effective price per share of common stock included in the units or issuable upon exercise of the warrants or the preferred stock being offered is substantially higher than the net tangible book deficit per share of our common stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock included in the units or issuable upon the exercise of the warrants or the conversion of the preferred stock issued in this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase units in this offering.

Issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, as well as the exercise of options and warrants outstanding, will dilute your ownership interests and may adversely affect the future market price of our common stock.

The issuance of additional shares of our common stock or securities convertible into or exchangeable for our common stock could be dilutive to stockholders if they do not invest in future offerings. We intend to use the net proceeds from this offering to continue to fund the development of our business and for general corporate purposes, which may include capital expenditures and funding our working capital needs. We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements, which may cause your ownership interest to be diluted.

In addition, we have a significant number of options and warrants to purchase shares of our common stock outstanding, which will be increased by the number of shares of preferred stock and warrants issued in the offering. If these securities are exercised or converted, you may incur further dilution. Moreover, to the extent that we issue additional options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

There is no public market for the warrants or the preferred stock to be issued in this offering.

There is no established public trading market for the warrants or the preferred stock in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants or the preferred stock on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the warrants and the preferred stock will be limited.

The warrants and the preferred stock to be issued in this offering are speculative in nature.

Neither the warrants nor the preferred stock to be issued in this offering confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price and, with respect to the warrants, during a fixed period of time. Moreover, following this offering, the market value of the warrants and the preferred stock, if any, is uncertain and there can be no assurance that the market value of the warrants or the preferred stock will equal or exceed their imputed offering price. Neither the warrants nor the preferred stock will be listed or quoted for trading on any market or exchange. There can also be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

A significant portion of our total outstanding shares are eligible to be sold into the market, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market, either by us or by our current stockholders, or the perception that these sales could occur, could cause a decline in the market price of our securities. Such sales, along with any other market transactions, could adversely affect the market price of our common stock.

Upon completion of this offering, based on our shares outstanding as of September 30, 2017, we will have 4,048,306 shares of common stock outstanding based on the issuance and sale of 586,592 Class A Units in this offering and assuming no conversion of the Series A Preferred Stock and no exercise of the Series A warrants or Series B warrants. Of these shares, only 117,564 are subject to a contractual lock-up with the underwriter for this offering for a period of 90 days following this offering. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 90-day lock-up period. The balance of our outstanding shares of common stock, including the existing holdings of Messrs. Schuler and Scully (and their related entities), as well as any shares of common stock included in units or issuable upon the exercise of warrants and preferred stock purchased in this offering, may be resold in to the public market immediately without restriction, except to the extent owned or purchased by our affiliates and subject to volume limitations of Rule 144 or other applicable restrictions under the Securities Act of 1933, as amended. The balance of our outstanding shares of common stock, including any shares of common stock included in units or issuable upon the exercise of the warrants and preferred stock purchased in this offering, may be resold into the public market immediately without restriction, unless owned or purchased by our affiliates. Moreover, some of the holders of our common stock have the right, subject to specified conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act, regarding our strategy, future, operations, future financial position, future revenues, projected costs, and plans and objectives of management. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. You also can identify them by the fact that they do not relate strictly to historical or current facts. There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by forward-looking statements. For a description of these risks and uncertainties, please refer to the section entitled “Risk Factors,” any other risk factors set forth in any information incorporated by reference in this prospectus, as well as any other risk factors and cautionary statements we include or incorporate by reference into this prospectus in the future. While we may elect to update forward-looking statements wherever they appear in this prospectus or in the documents incorporated by reference in this prospectus, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which are incorporated by reference into this prospectus, except that share and per share information for the periods ended December 31, 2016, and 2015 have been revised to reflect the 1-for-10 reverse stock split of our issued and outstanding shares of common stock effective at the close of business on May 30, 2017. The selected data in this section is not intended to replace the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, except that share and per share information for the periods ended December 31, 2016 and 2015 have been revised to reflect the 1-for-10 reverse stock split.

We have derived the statements of operations data for each of the two years ended December 31, 2016 and 2015 from the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016.

The unaudited historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in Item 7 of Part II and Item 6 of Part II, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2016, and any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of the initial registration statement of which this prospectus forms a part and that also are incorporated herein by reference.

	Year Ended December 31,
(unaudited)	2016	2015
	(in thousands, except share and per share data)
Grant revenue	$1,159	$1,350
Net loss from continuing operations	$(9,189)	$(12,440)
Income (loss) from discontinued operations	$1,585	$(11,241)
Net loss	$(7,604)	$(23,681)
Basic and diluted net loss per share:
Net loss from continuing operations	$(3.30)	$(4.97)
Net income (loss) from discontinued operations	0.57	(4.50)
Net loss per share	$(2.73)	$(9.47)

Weighted average number of common shares outstanding, basic and diluted	2,781,185	2,500,735

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $9.2 million, based on an assumed offering price of $3.58 per Class A Unit, which is the last reported sales price per share of our common stock on The Nasdaq Capital Market on December 14, 2017, and $1,000 per Class B Unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $10.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.  We will not receive any additional proceeds from any future conversions of the Series A Preferred Stock.  We will only receive additional proceeds from the exercise of the warrants issuable in connection with this offering if the warrants are exercised and the holders of such warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the warrants.

We intend to use net proceeds from this offering for working capital and general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock currently trades under the symbol “YTEN” on The Nasdaq Capital Market. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported by Nasdaq.

	High	Low
2017:
First Quarter	$5.00	$2.82
Second Quarter	$9.30	$3.03
Third Quarter	$4.94	$2.18
Fourth Quarter (through December 12, 2017)	$8.67	$1.82

	High	Low
2016:
First Quarter	$22.90	$8.62
Second Quarter	$19.20	$5.35
Third Quarter	$8.80	$2.60
Fourth Quarter	$6.70	$2.50

	High	Low
2015:
First Quarter	$76.80	$22.20
Second Quarter	$51.00	$29.30
Third Quarter	$40.70	$10.70
Fourth Quarter	$39.80	$12.50

Stockholders

As of December 14, 2017, there were approximately 55 stockholders of record.  On December 14, 2017, the closing price of our common stock as reported by The Nasdaq Capital Market was $3.58 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not expect to pay any cash dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, contractual restrictions, capital requirements, business properties, restrictions imposed by applicable law and other factors our board of directors may deem relevant.

BUSINESS

Overview

Yield10 Bioscience, Inc. is an agricultural bioscience company focusing on the development of new technologies to enable step-change increases in crop yield to enhance global food security. We consider 10-20 percent increases in crop yield to be step-change increases. According to a United Nations report, food production must be increased by over 70 percent in the next 35 years to feed the growing global population, which is expected to increase from 7 billion to more than 9.6 billion by 2050. During that time period, there will be a reduction in available arable land as a result of infrastructure growth and increased pressure on scarce water resources. Harvestable food production per acre and per growing season must be increased to meet this demand.  At the same time, in light of the increasing focus on health and wellness, food safety and sustainability in developed countries, we anticipate a rise in demand for new varieties of food and food ingredients with improved nutritional properties.  Further, concerns about food safety have led to the concept of “seed to plate,” with a focus on stringent quality control along the entire value chain. If this concept takes hold with consumers, it is likely to require identity preservation from seed to harvest and involve contract farming. This concept has been initially implemented in Ag biotech, in products such as high oleic canola and soybean. Consumer demand for identity preserved specialty ingredients is also expected to rise, and we believe that Yield10’s crop yield technologies and crop gene editing platform could be useful in this emerging field.

Yield10 has used two proprietary advanced biotechnology trait gene discovery platforms to improve fundamental crop yield through enhanced photosynthetic carbon capture and increased carbon utilization efficiency to increase seed yield. These platforms are based on the principle that plants which capture and utilize carbon more efficiently will enable more robust crops capable of increased seed yield. Yield10 is working to develop, translate and demonstrate the commercial value of new genetically engineered yield trait genes, identified in our discovery platforms, in major crops and to identify additional genome editing targets for improved crop performance in several key food and feed crops, including canola, soybean, rice and corn. Yield10 is currently integrating these two technology platforms into a single system with the ultimate objective of developing a predictive tool to identify plant gene combinations which can be edited to improve any aspect of crop performance.

Yield10 Bioscience is headquartered in Woburn, Massachusetts and has an additional agricultural science facility with greenhouses in Saskatoon, Saskatchewan, Canada.

Yield10 Bioscience was founded as Metabolix, Inc. in 1992 and originally focused on redirecting carbon flow in living systems to produce bioplastics and biobased chemicals. In 1997, Metabolix started a crop science research program with the intent to produce the microbial bioplastic polyhydroxybutyrate (“PHB”) in high concentration in the seeds of oilseed crops or in the leaves of biomass crops where it acts as an additional carbon sink or carbon store. As we made progress on our crop program, we learned that the rate of carbon supply from photosynthesis was a bottleneck to the effective utilization of carbon, and we initiated a series of exploratory programs to develop new technologies to fundamentally increase the plants’ ability to fix and capture more carbon. These early research programs resulted in the establishment of our crop yield trait gene discovery platforms and the identification of a series of promising proprietary yield trait genes.

Based on encouraging early results from these gene discovery programs, we refocused our crop science efforts to yield improvement in major food and feed crops in 2015 and rebranded the effort as Yield10 Bioscience. In 2016, we sold our biopolymers assets and restructured the Company around our crop science mission. In January 2017, we completed this transition and changed the name of the company to Yield10 Bioscience, Inc. We are developing proprietary, breakthrough plant biotechnologies to improve crop productivity and seed yield based on two proprietary discovery platforms:

•                  the “Smart Carbon Grid for Crops Platform,” — in which we are working to eliminate bottlenecks in plant photosynthesis and carbon metabolism by harnessing new metabolic capabilities from non-plant systems including microbes and algae, and;

•                  the “T3 Platform,” — in which we have identified three powerful global regulator genes in plants which control complex regulatory networks and gene cascades resulting in step-change increases in photosynthetic carbon fixation and biomass yields. Molecular genomic analysis of high yielding plants developed using these genes has identified a series of additional crop trait gene targets. Genetic engineering of this new series of crop trait gene targets can be accomplished using only DNA sequences from the crop target species or through genome editing, potentially reducing regulatory costs and timelines.

In our work to date, our team has demonstrated step-change yield increases in Camelina seed production and in switchgrass biomass production. We are currently progressing the development of our lead yield trait genes in canola, soybean, rice and corn to provide step-change crop yield solutions for enhancing global food security.

With these two platforms, we have established a series of proprietary trait genes to enhance carbon dioxide capture and fixation in both C3 and C4 photosynthetic plants for yield improvement. C3 photosynthesis, the simplest type of plant photosynthetic system, exists in most agricultural crops used for human consumption, and includes canola, soybean, rice, wheat and potato. C4 photosynthesis is a more complex system. Plants using the C4 system have evolved an additional distinctive cellular structure, in which carbon dioxide is concentrated for the main photosynthesis enzyme RUBISCO through a series of metabolic and metabolite transports known as the C4 pathway. Corn and sugarcane are part of the C4 photosynthetic plant family. In general, C4 photosynthetic plants have up to five times inherently higher plant yield than plants in the C3 photosynthetic family. This difference in plant yield is a result of evolution, which has led plant scientists to consider the possibility that new genetic enhancements can be created to fundamentally improve the photosynthetic system in C3 plants.

We are currently integrating our two technology platforms into a next generation platform with the objective of creating a predictive tool to identify plant gene combinations to improve any aspect of crop performance. We envision that this next generation platform will be a powerful tool for further optimizing the seed yield and seed oil content traits we currently have in development.  This approach will allow us to integrate advanced metabolic flux modeling with our transcriptome network platform to identify combinations of genes for improving specific metabolic pathways and plant traits.  We also believe our next generation platform can be leveraged in the near term to secure research and development funding from industry partners. Over the last 20 years, the Ag industry majors have made significant investments in testing thousands of single plant genes and have generated billions of data points from these studies as well as traditional breeding programs.  Developing a detailed understanding of the role of transcription factors in regulating pathways in key crops may allow the efficient mining of existing industry data and lead to the identification of targets accessible through genome editing to improve many aspects of crop performance.

We have consolidated our crop science intellectual property position with approximately 15 patent filings in prosecution, identified additional novel gene targets for improving crop performance and yield through genetic engineering or genome editing, formed a scientific advisory board with leaders in plant science, conducted several greenhouse studies and conducted our first Fast Field Testing of traits from our “Smart Carbon Grid for Crops” discovery platform. We have reported encouraging data for our lead yield trait gene, C3003 in Camelina from greenhouse and field tests and are conducting additional studies in Camelina, canola, soybean and rice.

In 2017, we intensified our efforts to evaluate genome editing targets for improving seed yield, seed composition and/or biomass yield in commercial crops.  We believe that strategies based on C3004, a trait that complements C3003, and on C3007, an oil content boosting trait that we have an option to in-license, have the potential to provide a path to commercialization based on achieving “nonregulated” status from USDA-APHIS. If this status is achieved, this could significantly reduce the time and cost of launching new yield traits. These traits also complement the work we are doing with C3003 in oilseed crops, adding to a portfolio of yield traits targeting oilseed crops. In June 2017, we submitted an “Am I Regulated?” letter to USDA-APHIS’s Biotechnology Regulatory Services (BRS) to confirm that our genome-edited Camelina plant line developed using CRISPR genome editing technology for increased oil content does not meet the definition of a regulated article under 7 CFR Part 340 regulations, and in September 2017, we received confirmation that the BRS agrees with that conclusion. Together with our wholly owned Canadian subsidiary, Metabolix Oilseeds, Inc., we developed the genome edited Camelina line.  Researchers used the CRISPR genome editing tool to inactivate an enzyme expected to increase seed oil content in Camelina, a trait we have designated as C3008.  There are three copies of this gene in the Camelina genome, and complete editing of all copies was achieved.  This trait may have further applications when used in combination with other traits that we are developing that are expected to increase seed oil content. We are currently evaluating combinations of the genome editing targets to optimize oil content in Camelina and canola, and plan to do so in soybean with the objective of achieving non-regulated status from USDA-APHIS.

In addition, we are advancing research with a number of genome editing targets which could provide new strategies to increase biomass yield in forage and other crops.

In our 2017 fast field test program, we tested both first and second generation versions of C3003 in Camelina as well as first generation C3003 in canola, an important North American oilseed crop. In the field tests, we monitored key agronomic and growth parameters of the plants throughout the field test and collected yield data including seed weight, seed size and oil content in our transformed plants as compared to control plants. In December 2017, we reported encouraging results from our field tests of C3003 in Camelina and canola.

In 2017 we conducted field tests of C3003 at two sites in Canada. The main objectives of the studies were to evaluate the performance of C3003 in Camelina and canola. Yield10 researchers transformed plants with genetic constructs intended to optimize expression of C3003 during different stages of plant and seed development and tested these events in the field tests. The best events for second generation C3003 in Camelina produced improvements in seed yield (up to 7.7%), harvest index and overall agronomic performance as compared to control plants. The best events for first generation C3003 in canola produced improvements in seed yield (up to 13.1%) as compared to control plants.  The studies also met the objective for bulking up seed to enable further evaluation of C3003 in Camelina and canola in field tests planned for spring 2018.  A new second generation construct using a new promoter was tested in the minicage plots used for seed bulk up and produced plants showing indications of strong agronomic performance and seed yield which we plan to explore further in our 2018 field tests.

According to the National Oilseed Processors Association, soybean is the leading North American oilseed crop.  Accordingly, we accelerated deployment of both first and second generation C3003 into soybean in 2016 and through a collaborator generated early greenhouse data in late 2017.  Preliminary observations with a small number of lines suggest that results for C3003 obtained in Camelina and canola are translating into soybean. First generation C3003 produced seeds with lower individual weight while typical individual seed weight was observed with second generation C3003 in soybean.  Further, our greenhouse results show that there is an increase in branching in the plants for some of the events tested.  This is significant because more branching provides more sites on the soybean plant for seed pods to develop.  We expect additional development work will continue in soybean with our collaborator in 2018.

In December 2017, we granted a non-exclusive research license to Monsanto Company to evaluate our novel C3003 and C3004 yield traits in soybean. Under the license, Monsanto has the non-exclusive right to begin work with C3003 in its soybean program as a strategy to improve seed yield. Monsanto also may conduct research with our C3004 yield trait, a trait accessible through genome editing, in combination with C3003 to evaluate the effect of the combination to improve seed yield in soybean.

Results from our studies with C3003 to date suggest that it may provide an entirely new strategy to improve seed yield in oilseeds and other C3 photosynthetic crops by bringing in new metabolic functionality from non-plant systems.  We plan to continue to generate data on C3003 in field tests and greenhouse studies in 2018.

In June 2017, we announced that planting has been completed at study sites in Canada for field tests to evaluate C3003 in Camelina and canola. We plan to report results of the study in the fourth quarter of 2017. In previous studies, C3003 has shown promising improvements in oilseed yield. Results from our prior studies with C3003 suggest that it may provide an entirely new strategy to improve seed yield in oilseeds and other C3 photosynthetic crops by bringing in new metabolic functionality from non-plant systems.

In the second quarter of 2017, Metabolix Oilseeds, Inc., signed a two-year collaboration with the National Research Council of Canada to improve yield and drought tolerance in wheat. The collaboration will focus on new trait discovery in wheat using our T3 Platform technology. Under the collaboration, we will provide access to our proprietary C4000 series of traits, which include global regulatory genes, or global transcription factors (“GTFs”).  We have shown that these GTFs have the potential to significantly increase photosynthesis and yield in certain crops. Wheat is a major global staple food crop where significant yield increases could play a major role in feeding the world.

In September 2017, we announced that we will be a subawardee on a new U.S. Department of Energy (DOE) Grant to conduct research aimed at boosting oilseed yield in Camelina. The 5-year, $10 million grant, which was recently recommended for funding, will be led by Michigan State University (MSU) and will involve a multidisciplinary team of researchers from MSU, North Carolina State University and Yield10 Bioscience as the industry partner. We expect to receive approximately $3 million under the grant for research activities that are expected to begin in the fourth quarter of 2017.

Under the grant, the team of scientists will generate metabolic and gene expression models to predict in detail the gene combinations and pathways used by the Camelina plant to convert sucrose, the primary product of photosynthesis, into oil. Our work under the award will involve the use of our T3 gene discovery platform to identify novel global regulatory genes that are designed to increase oil and seed yield. The identification of new genetic targets to boost yield in Camelina may allow for the broader cultivation of Camelina for commercial use, and may have further application to other oilseed crops, such as canola and soybean.

Crop yield is the primary driver of the agriculture value chain. Yield can make the difference between a profitable season and losses for growers. As such, technologies to protect crop yield or increase it are the primary determinant of the seed buying decision by growers at the start of the season. This in turn determines both revenue and market share for the major seed players. Yield10’s goal is to discover, optimize and translate our yield trait gene innovations into major food and feed crops and demonstrate the economic value to growers and seed companies. In all cases our trait genes will be introduced using genetic engineering technologies either to introduce new genes, to introduce additional copies of genes from the same crop species with modified regulatory sequences from that crop species or by using genome editing technologies to reduce or eliminate the function of specific plant gene targets in individual crops. The method by which we deploy our yield trait genes has significant regulatory implications, which, in turn can affect the timelines and cost of their commercialization. We intend to create high-value assets in the form of proprietary yield gene technologies and to de-risk these assets by progressing them along the path to commercial development with increasingly larger scale field tests and multi-site field trials in major crops. We are deploying our yield trait genes into canola, soybean and corn. We are engineering these traits into the major crops with the goal that they will be suitable for the regulatory approval process and in crop varieties (germplasm) such that our traits can be readily introduced into the industry’s elite crop lines by plant breeding.

The Unmet Need: Global Population Growth Outpacing Anticipated Global Food Supply

Yield10 is targeting a critical unmet need in agriculture based on the future disconnect between agricultural supply and the growing global population. According to a United Nations study, the global population is expected to exceed 9.6 billion people by 2050 and therefore there is a need to increase global food production to meet this demand. This will need to be achieved in the face of increased pressure on land and water resources in addition to increasingly variable weather patterns. Solving this problem is a major global challenge requiring new crop innovation and technologies to fundamentally enhance crop productivity.

The Yield Gap

According to several studies described in an article published in the Public Library of Science in 2013, crop yields may no longer be increasing in different regions of the globe, and current rates of crop yield increase are expected to fall significantly behind the levels needed to meet the demand for global food production. The researchers found that the top four global crops - maize (corn), rice, wheat and soybean - are currently witnessing average yield improvements of only between 0.9 to 1.6 percent per year, far slower than the required rates to double their production by 2050 solely from incremental yield gains. At these rates, global production of maize, rice, wheat and soybean crops may be required to increase by about 67 percent, 42 percent, 38 percent and 55 percent, respectively, by 2050, in order to meet the anticipated increase in demand for food production caused by population growth. For corn and soybean, the benefits of currently available Genetic Modification (“GM”) traits were already factored into the data cited in the studies referenced above. The yield increases needed to meet the demands of the growing global population show that a significant “yield gap” exists for each of the crops evaluated in the study.

Yield10 is focused on addressing the yield gap for major crops by utilizing modern biotechnology strategies, including metabolic engineering (synthetic biology approaches) to “build better plants,” in which technology is deployed to make the process of photosynthesis within plants more efficient at capturing atmospheric carbon and depositing that carbon in seed or biomass, with the effect of improving the overall yield of important food crops. Enhancement of the photosynthetic capacity of major crops is fundamentally important to crop science and an essential first step to increase the seed and/or biomass yield of plants and, therefore, food production. We have been working on the area of increasing photosynthetic carbon capture and crop yield technologies since 2012. As a result, we have identified a number of exciting genes for increasing yield or improving crop performance.

Health and Wellness, Food Safety and Sustainability

At the same time, in light of the increasing focus on health and wellness, food safety and sustainability in developed countries, we anticipate a rise in demand for new varieties of food and food ingredients with improved nutritional properties.  Further, concerns about food safety have led to the concept of “seed to plate,” with a focus on stringent quality control along the entire value chain.  If this concept takes hold with consumers, it is likely to require identity preservation from seed to harvest and involve contract farming.  This concept is currently being implemented in Ag biotech, in both canola and soybean which have been modified to alter the composition of the oil produced.  High oleic canola and soybean oils are being marketed as a “healthier” approach which will typify this space where the value driver is the ability to make marketing claims directly to the consumer.  Consumer demand for identify preserved specialty ingredients is expected to rise, and we believe that Yield10’s crop yield technologies and crop gene editig targets could be useful in this emerging field.  Yield10 believes that these types of small acreage specialty crops have the potential for broader range of partner prospects along the entire value chain.

Business Strategy

Our goal is to build a successful agricultural biotechnology company centered on demonstrating the value of our yield traits in major food and feed crops. We have identified and are evaluating novel yield trait genes that we have discovered using our two technology platforms. We believe we have extensive and unique metabolic engineering capabilities that can be deployed to help address the growing global yield gap in food and feed crops. As the primary driver of financial returns each season, crop yield is the key decision variable for farmers in making seed buying decisions, and as a result is critical to the seed industry. Improvements in yield to the levels targeted by Yield10, for example 10-20 percent increases, can be expected to generate significant value to the seed and crop industry. For example, Yield10 is targeting an approximately 20 percent increase in canola and soybean yields, which, if successfully deployed across North American acreage, would result in annual incremental crop value of $10 billion. By ultimately increasing the output of major food and feed crops and potentially reducing strains on scarce natural resources, we believe that Yield10’s technologies will also contribute to addressing global food security.

Recognizing the highly concentrated nature of the seed business, the prevalence of cross-licensing of traits, and the need to stack multiple crop traits in elite seed germplasm to provide the best options for farmers for large acreage commodity crops, Yield10 does not expect to become an integrated seed company. The current major seed players dominate the GM crop space based largely on the early technology innovations that resulted in herbicide and pest resistance traits and have a very successful operating track record in the sector. Therefore, rather than replicating the downstream elements of these operations and developing our own regulatory, crop breeding or seed production capabilities, we intend to seek industry collaborations and partnerships to leverage these existing core competencies of the current seed industry. Yield10 will focus on its core competency, which is breakthrough science and technology innovation.

The type of collaborations and partnerships we seek will depend on the specific anticipated path to market for the crop. For large acreage GM crops including canola, soybean and corn, we plan to develop proof points for our yield traits as a basis for licensing the Ag majors with a focus on capturing downstream value. According to industry estimates, the timeline from discovery to full commercialization of a GM trait in a commodity crop can be up to 13 years at a cost of up to $130 million.  Our C3003 yield trait is an algal gene and will be regulated as a GM trait.   As we are in the construct optimization/event selection stage, we are about half way along the anticipated development timeline for C3003.  Our strategy is to make it attractive for the Ag majors to invest financial and technical resources to introduce our traits into their elite germplasm for event selection and evaluation. For example, we could sign non-exclusive research licenses on a crop by crop basis at minimal cost, allowing the licensees to invest their resources on progressing the trait. Our focus is on securing a share of the upside value of our traits when we finalize the economic terms of license agreements at the point where the value of the trait is well understood.

For small acreage specialty oil crops,  we believe we can leverage our unique skill set to add value to the development of specialty oils focused on nutrition and aquaculture feed.  In general, these crops cost more to produce because of the unique supply chain needed to ensure identity preservation for the crop from seed planting through final product. In this area, there may be opportunities for establishing partnerships and license agreements with consumer facing companies in the food and feed sector. Our high oil content traits developed through genome editing may have shorter timelines to commercialization (3-6 years) if deployed in specialty oil crops. We are at an early stage of developing our strategy in this area but believe it may have considerable potential for Yield10.

Yield10 plans to build on its core strengths bringing new technology approaches to exploit an innovation gap in the agricultural biotechnology space due to reduced investment in basic research and development resulting from the ongoing consolidation and restructuring in the agricultural sector. Yield10’s mission is to translate and optimize our step-change yield trait innovations into the major food and feed crops, and demonstrate their economic value to farmers and seed companies. We intend to create high-value assets in the form of proprietary yield trait gene technologies and to de-

risk these assets by progressing them along the path to commercial development with increasingly larger scale field tests and multi-site field trials in major crops. We are currently deploying our yield trait genes into canola, soybean and corn, by designing and progressing genetically engineered events suitable for the regulatory approval process which can be readily bred into the industry’s elite crop lines by plant breeding. We expect the customers for Yield10’s innovations to be the large and mid-size agricultural companies that would either license or acquire rights to Yield10’s yield trait genes and incorporate them into their proprietary commercial crop lines for subsequent commercialization.

We are focused on identifying and developing technologies that will enable us to produce step-change improvements to crop yield.

Yield10 is targeting a critical unmet need in agriculture based on the anticipated disconnect between agricultural supply and the growing global population. Food production must be increased by over 70 percent in the next 35 years to feed the growing global population, which is expected to increase from 7 billion to more than 9.6 billion by 2050. Global climate change is also resulting in regional shifts to historical growing conditions. Given the projection for population growth, recent studies show a “yield gap” for major food and feed crops that studies show cannot be addressed by incremental improvements to yield brought about by traditional plant breeding and existing GM traits. Current GM traits in the industry are based primarily on using microbial-sourced genes to impart yield protection through herbicide, pest, disease and even drought resistance, whereas Yield10 is focused on increasing fundamental crop yield through enhanced carbon capture and utilization.

Yield10 is fundamentally focused on “building better plants” based on using genetic engineering technologies to deploy new yield trait genes that improve the efficiency of photosynthesis and the efficiency of converting fixed carbon to seed and/or introducing targeted genetic changes in the plant genome that allow the plant to make more seed or biomass.

Our History

We have a significant track record and expertise in the metabolic engineering of microbes and have made significant progress translating this capability to plants.

As part of the legacy biopolymers and biobased chemicals business of our predecessor company Metabolix, our research team developed an advanced metabolic engineering capability to alter key biochemical pathways and redirect the flow of carbon metabolic intermediates in microbes resulting in the production of the biomaterial polyhydroxyalkanoate or PHA, at a level of more than 80 to 90 percent by weight of microbial cells that normally did not produce any PHA. Through our experience producing PHA in plants we have demonstrated that our experience with re-engineering the metabolism of microbes can be translated to “building better plants.” In 1997, Metabolix initiated a crop science research program to produce renewable bioplastics and chemicals from agricultural crops.  Historically, these efforts were focused on producing PHB, a microbial carbon storage biopolymer, in high concentration in the seeds of oilseed crops or in the leaves of biomass crops such as switchgrass.

As we made progress on producing PHB in plants, we learned that basic carbon supply from photosynthesis was a bottleneck. To address this carbon shortfall, we began developing new metabolic engineering and bioinformatics approaches to enhancing basic crop photosynthetic carbon capture. Discoveries from these two approaches became the foundation of our “Smart Carbon Grid for Crops” and “T3 Platform” crop trait discovery platforms, respectively. We also began building intellectual property on novel yield trait gene technologies discovered in these programs. Photosynthesis is the most important biological process responsible for global food production. For example, according to the USDA, the output of U.S. farms contributed $177 billion, or one percent, to GDP in 2014. Improving the photosynthetic capacity of plants is an essential first step to increase the performance of crops to increase seed and/or biomass yield and, therefore, food production. We must develop plants which on a per acre basis during the growing season fix more carbon and ultimately target that additional fixed carbon to seed. Key to achieving this is increasing the rate of net photosynthetic carbon capture. Once a plant has fixed carbon, that fixed carbon can be directed to three different places: it can be used to make roots, leaf and stem tissue of biomass, used for seed or it can be released again as CO2 through normal metabolic processes.

In 2015 and 2016, we made significant progress applying our “Smart Carbon Grid for Crops” platform to plants. Using this technology platform, which we established as a result of a series of government funded internal programs and external academic collaborations, we have developed metabolic engineering strategies using microbial genes to introduce new functionality into plants to increase photosynthesis by making key metabolic pathways in plants more efficient, and to eliminate bottlenecks to efficient carbon usage. This approach is similar to what has been the bedrock of the agricultural biotech seed industry, the introduction of genes from non-plant systems to enable new functionality in the form of herbicide, pest resistance and drought tolerance. Our approaches led not only to the identification of novel yield trait genes but also encouraging early yield data from field studies with our lead yield trait gene in the industrial oilseed Camelina.

Our Approach

We have two unique, proprietary technology platforms for identifying novel yield trait genes.

Our unique approach consists of two core technology platforms. The first is based on our 30 years of experience optimizing the flow of carbon intermediates in living systems and is called the “Smart Carbon Grid for Crops.” Using this approach and working with our partners in academia, Yield10 has demonstrated major step-changes in seed yield in the industrial oilseed Camelina. We currently have four novel trait genes impacting seed yield, which we refer to as: C3003 through C3006, and we are progressing our lead yield trait gene C3003 in our key crop targets canola, soybean and corn. Recently, we reported seed yield increases of up to 23 percent in early field tests conducted in 2016 with Camelina.

In our second platform, the “T3 Platform,” we developed a proprietary computational process to identify global transcription factor (GTF) genes, or master switches, which algorithms predicted could both up-regulate or down-regulate multiple gene cascades with the potential for increasing photosynthesis, reducing bottlenecks in central metabolism and positively impacting plant and biomass yield. We have tested the three lead gene targets experimentally and have shown that they produced average increases of over 40 percent in photosynthetic carbon fixation, flow of carbon through central metabolism and biomass levels in our experiments with switchgrass. In some cases the biomass yield has been increased up to 70 percent in preliminary greenhouse tests, a notable finding given that switchgrass is a high yielding C4 photosynthetic crop. Although it is a very useful model for C4 photosynthesis plants, switchgrass is not a food crop, so we identified the corresponding genes in major food crops including our key targets, soybean, rice and corn, and we are currently progressing these trait genes in those crops.

Our work with the Smart Carbon Grid for Crops and the T3 Platform has identified promising potential targets for genome editing. We believe that these approaches may be subject to less regulatory complexity in the U.S. during development and along the path to commercialization, and may provide opportunities for licensing.

Genome editing techniques, including CRISPR, which involve making small targeted changes to the DNA of a target organism, have been of interest to the agricultural biotechnology industry because this approach is believed to have the potential to significantly reduce development costs and regulatory timelines for crop trait development and market introduction. Announcements from DuPont and the United States Department of Agriculture - Animal and Plant Health Inspection Service (“USDA-APHIS”) regarding a clarification on the regulatory path for a genetically edited corn line indicated that this line will not be subject to regulations typically used for genetically modified crops on the basis that while the plant DNA was edited, the final plant did not contain any remaining foreign DNA (i.e. DNA sequences not from the plant being engineered) from the procedure used to edit the plant. This industry example suggests that crops that are genome edited may not be subject to certain GMO regulations in the U.S., an outcome supported by recent developments in the USDA APHIS review of the current regulatory process for crops made using genetic engineering. This has opened the potential for Yield10 to exploit a second tier of novel traits addressable with genome editing. The challenge now for the agricultural biotechnology sector will be to identify gene targets for genome editing which can generate economic value.

Yield10 has identified from its internal discovery platforms and in-licensed through academic collaborations a number of gene targets for genome editing in crops. In the course of our work, we have introduced genes coding for new metabolic pathway enzymes or global transcription factors producing high yield lines with higher rates of photosynthetic carbon fixation. We are studying our high yield plants at the molecular level using advances in high throughput analytical systems at the whole genome level to look at what happens to every other gene in the plant as a result of the changes we have engineered in, focused specifically on which native plant genes are turned on or off. Genes whose activity is turned on in the high yield lines are worth further study on their own and genes whose activity is turned off are interesting candidates for genome editing. This type of molecular analysis of the high yielding lines where the flow of carbon is higher has given us insights into key steps to target for further improvement. We have recently made progress deploying genome editing technology against the first of these additional targets in Camelina. We expect to increase our level of effort in this area in other crops, particularly canola, over the course of 2017, eventually expanding into soybean, rice and corn. We believe our genome editing targets as well as the improved crops we develop using this approach may enable us to form collaborations or license arrangements with a broader set of commercial partners and bring these forward into development in the near-term.

Also in June 2017, we submitted an “Am I Regulated?” letter to USDA-APHIS’s Biotechnology Regulatory Services (BRS) to confirm that our genome-edited Camelina plant line developed using CRISPR genome editing technology for increased oil content does not meet the definition of a regulated article under 7 CFR Part 340 regulations, and in September 2017, we received confirmation that the BRS agrees with that conclusion. Together with our wholly owned Canadian subsidiary, Metabolix Oilseeds, Inc., we developed the genome edited Camelina line.  Researchers used the CRISPR genome editing tool to inactivate an enzyme expected to increase seed oil content in Camelina, a trait we have designated as C3008.  There are three copies of this gene in the Camelina genome, and complete editing of all copies was achieved.  This trait may have further applications when used in combination with other traits that we are developing that are expected to increase seed oil content, including C3007.

We plan to use any revenues we generate from license agreements around our genome editing targets to support our ongoing research and development efforts to enable step-changes in crop yield.

We are developing the Camelina Fast Field Test model system to evaluate and de-risk novel yield trait genes.

One of the challenges the agricultural industry has faced over the years is translating early crop science discovery into value generating traits. In part this is because results from greenhouse studies in model plants have not translated well into field results in major crops. This is also in part because the plants used for discovery research have not been suitable for studies in the field and are not representative of the advanced seed or crop varieties (germplasm) used in commercial production, which have been subject to decades of intensive breeding to improve yield. Translating success when introducing non-plant genes into major crops has been very successful and the current biotech seed sector, which accounted for 444 million acres of crops worldwide in 2015 is based on using microbial genes in plants. The long timelines to progress early discoveries successfully into major crops and generate field data adds to the challenge.

For these reasons, Yield10 has put in place a process we call “Fast Field Testing” based on our Camelina oilseed platform. We believe that over time this will become a valuable tool in the trait discovery to translation effort. Camelina is an industrial oilseed well-suited to field trials, and we believe it is a good model for identifying promising new yield traits for canola and soybean. It is also very fast to modify and develop genetically stable seed sufficient for planting. Ideally, we hope to be able to progress from trait identification to field planting in about 12 months. Our process is to identify trait genes of interest in Camelina and immediately begin putting them into canola and soybean, where the timelines to transform plant lines and generate field data are much longer. We can then progress the Fast Field Testing in Camelina and generate field data and a complete molecular analysis of plant material from the field. These results and data can then be used to inform how we progress the previously transformed canola and soybean.

We believe that this will provide the opportunity for go-no-go decisions in some cases and in other cases allow us to update our approach based on the results of our Fast Field Testing in Camelina. For example with the longer development timelines needed to get canola and soybean ready for field testing, we expect to initiate additional modifications earlier in these crops, having identified the potential to further improve the outcome based on the results of our Fast Field Testing in Camelina.

In 2017, we are intensifying our efforts to evaluate genome editing targets for improving seed yield, seed composition and/or biomass yield in commercial crops.  We believe that strategies based on C3004, a trait that complements C3003, and on C3007, an oil content boosting trait that we have an option to in-license, have the potential to provide a path to commercialization based on achieving “nonregulated” status from USDA-APHIS. If this status is achieved, this could significantly reduce the time and cost of launching new yield traits. These traits also complement the work we are doing with C3003 in oilseed crops, adding to a portfolio of yield traits targeting oilseed crops.  In addition, we are advancing research with a number of genome editing targets from the C4000 series of traits, which could provide new strategies to increase biomass yield in forage and other crops.

In our 2017 field test program, we are testing both first and second generation versions of C3003 in Camelina. We are also testing first generation C3003 in canola, an important North American oilseed crop. Key agronomic and growth parameters of the plants will be monitored throughout the field test and yield data including seed weight, seed size and oil content will be measured and analyzed as compared to control plants. In field tests conducted in 2016, C3003 produced up to a 23 percent increase in seed yield (by weight) in the best performing Camelina lines and smaller seed size.  The overall yield increase was due to a larger increase in the number of smaller seeds produced. Stable Camelina seed lines expressing the second generation yield trait gene C3003 were grown and evaluated in a greenhouse study.  The best performing Camelina line produced up to a 24 percent increase in seed yield (seed weight per plant), while maintaining a typical individual seed weight compared to control plants. Results from greenhouse studies are indicative of trends, and that further field tests will be needed to verify the results. Because soybean is the leading North American oilseed crop, we accelerated deployment of both first and second generation C3003 into soybean in 2016 and through a collaborator generated early greenhouse data in late 2017.

In June 2017, we announced that planting has been completed at study sites in Canada for field tests to evaluate C3003 in Camelina and canola. Following completion of field tests in the fall of 2017, we plan to report results of the study in the fourth quarter of 2017. In previous studies, C3003 has shown promising improvements in oilseed yield. Results from our prior studies with C3003 suggest that it may provide an entirely new strategy to improve seed yield in oilseeds and other C3 photosynthetic crops by bringing in new metabolic functionality from non-plant systems.

We are using this process to de-risk and accelerate the demonstration of the trait gene value in major crops through the use of Fast Field Testing in a model system. As a particular trait is de-risked there is the potential for inflection points in value. If we can establish a strong correlation between the results from the Camelina system with future field data first from canola and then with soybean, then we may be able to leverage this to enter partnership and licensing discussions earlier while preserving the opportunity to capture a meaningful share of the upside value.

If results of testing new yield traits in our Camelina Fast Field Testing model are shown to be predictive of results that can be obtained in other C3 crops, we may be able to accelerate translation of new traits into important food and feed crops.

We developed our Camelina Fast Field Testing model as a system to develop and optimize yield traits based on novel metabolic pathways. We have significant expertise in the genetic transformation and breeding of Camelina. We believe that if we can show that the results we obtain for potential yield traits are directionally predictive for the results we obtain in oilseed crops and other C3 crops, then we will be able to use the system to effectively screen for novel traits and accelerate their deployment into additional crops having the C3 photosynthetic system, including canola, soybean, rice and wheat. For this reason, our Camelina Fast Field testing system may prove to be a valuable tool for novel yield trait discovery facilitating translation into commercially important crops.

Our Oilseed Operation based in Canada provides us with unique capabilities in the development of oilseed crops.

We established our oilseeds subsidiary in Canada in 2010 to produce robust oilseed germplasm with engineered value-added traits for commercial crop production in western North America. Our oilseeds team is based in Saskatoon, Saskatchewan, with laboratories in the NRC Plant Biotechnology Institute (“PBI”) and commercial greenhouse and laboratory facilities at nearby Innovation Place. Our team has developed and implemented technology to improve and accelerate engineering, trait evaluation and breeding of Camelina and canola. The team also plays a key role in designing and conducting greenhouse and field tests required to effectively evaluate novel yield traits.

We have established a lean organizational footprint which is capable of evaluating our initial novel yield traits in greenhouse and field tests while maintaining efficient use of cash resources.

As of November 15, 2017, we had 20 full-time employees, with the majority directly involved with our research and development activities. We believe that our organizational capabilities are aligned with our research priorities and are complemented by our use of third party infrastructure and certain service providers. With this approach we can leverage third party infrastructure and capability without having to spend the time and capital needed to recreate them in-house. This will allow us to focus our limited resources on deploying our core strengths against our key development goals. We expect to grow our research and development operations over time commensurate with building value in our business and advancing our traits through development while at the same time tightly managing overhead costs.

We have established academic collaborations which provide us with opportunities to access government grant revenue to support our research as well as key intellectual property.

Yield10 has pursued academic collaborations that have led to the discovery of novel yield trait genes. Researcher Danny Schnell, Ph.D. discovered the C3003 trait in an ARPA-e funded collaborative project at the University of Massachusetts in which Yield10 was a partner. In 2015, Prof. Schnell moved to Michigan State University where he is Chairperson, Department of Plant Biology and remains a collaborator. Heike Sederoff, Ph.D. Professor, Department of Plant and Microbial Biology at North Carolina State University developed the C3004 and C3005 traits with ARPA-e funding which Yield10 is now progressing under a license agreement. Both Dr. Schnell and Dr. Sederoff are members of our Scientific Advisory Board. In early 2017, Yield10 announced taking an option to a global license agreement from the University of Missouri. This license covers a genome editing target based on the recent discovery of a key regulatory mechanism controlling oil production in oilseed crops which can be used to increase the oil content. Oil content is the key economic driver in crops such as canola, sunflower and safflower. We plan to exercise this option later in 2017.

We plan to seek U.S. and Canadian government grants to support our research and development goals.

Yield10 has been awarded grants over the last several years supporting research on strategies to improve the efficiency of photosynthesis, identify novel yield traits and test novel yield traits in Camelina. This work is valuable because traits developed in Camelina have the potential to be developed and deployed in other oilseed crops. We plan to continue to pursue government grants to defray research costs associated with our research and development activities.

We plan to deploy our novel yield trait genes to generate proof points across a range of crops.

Current biotech-generated crop protection traits such as “Roundup Ready” and insect resistance are deployed broadly in the Americas in the canola, soybean and corn crops. For novel yield trait genes, such as C3003, we envision deployment of the trait in C3 photosynthetic oilseed crops such as Camelina, canola and soybean and potentially in other C3 crops such as rice, alfalfa, cotton, potato and wheat. We are currently testing C3003 and C4003 in rice where genetically modified plants have not yet been widely introduced commercially. We also believe there is an opportunity to deploy our novel yield traits into existing GM crops as “stacked traits” included in branded seeds marketed and sold to farmers. “Stacked traits” refers to the practice of adding multiple biotech traits to an elite plant line as a strategy to further increase value.

In the second quarter of 2017, Metabolix Oilseeds, Inc. signed a two-year collaboration with the National Research Council of Canada to improve yield and drought tolerance in wheat. The collaboration will focus on new trait discovery in wheat using our T3 Platform technology. Under the collaboration, we will provide access to our proprietary C4000 series of traits, which include global regulatory genes, or global transcription factors (“GTFs”).  We have shown that these GTFs have the potential to significantly increase photosynthesis and yield in certain crops. Wheat is a major global staple food crop where significant yield increases could play a major role in feeding the world.

In addition we view our genome editing targets as a complement to plant breeding techniques and plan to test our genome editing targets in oilseed crops, as well as in rice, corn and forage crops as a way to improve seed yield and/or biomass and generate opportunities for licensing or collaboration with established industry partners.

We believe our business model will allow us to capture value for our discoveries and provide a path to commercialization for important new yield traits for major crops.

We are positioning Yield10 as a discovery company whereby we will work to advance our own developments as well as form business alliances to progress our traits through development and early commercialization. Our goal is to capture an attractive share of the added economic value resulting from the deployment of our trait genes and technologies in key crops. We are currently working on the development and deployment of our trait genes into canola, soybean, rice and corn, an approach facilitated by the expiration of much of the early foundation patents in the agricultural biotechnology sector, and one of our key objectives in that regard is to demonstrate commercial proof points through multi-site field tests. Yield10 has a number of opportunities and models for value capture including partnering or licensing with established agricultural industry players. Key to our strategy is to retain, where practical, control of timelines and maximize, where possible, the opportunity for value creation and optionality around future exit strategies.

Technology Platforms

In the last decade there has been a dramatic expansion of new genetic engineering and systems biology tools: genomics data; metabolic engineering; high-throughput analytical tools, including whole organism gene expression analysis and metabolomics, and powerful genome editing technologies. At Yield10 we plan to build value by leveraging genome editing targets for revenue generation in the near-term while we independently work to demonstrate the economic value of our transformative genetic engineering based yield breakthroughs in the longer term. The recent expiration of early blocking patents on plant genetic engineering means we can now be more effective in research and development, leverage third party service providers and independently drive key proof points in major commercial crops such as canola, soybean and corn while focusing our resources on our core strengths. Yield10 is focused on increasing the inherent yield of major food and feed crops. With regard to forming collaborations, we recognize there are considerable headwinds to overcome in this sector, including industry skepticism based on disappointing outcomes from major investments made screening large numbers of single crop genes. This has resulted in a challenging environment for early crop innovations prior to demonstration of key proof points in commercial crops. Our goal is to “build better plants” which requires new approaches and innovation and in our view will most likely involve gene combinations and/or multi-gene systems.

Increasing crop yield is a complex two-step carbon optimization problem. Harvested seed is mostly carbon fixed from carbon dioxide in the air by photosynthesis with oxygen coming from water in the soil and smaller amounts of nitrogen and phosphate both of which are applied as fertilizer. To achieve increased yield, the rate at which crops can fix carbon has to be increased. Based on our experience optimizing carbon flow in living systems, we know that increasing seed yield will likely require multiple trait genes to increase carbon fixation by photosynthesis at the front-end and direct the increased fixed carbon to the seed. One analogy would be the fact that simply filling the gas tank in a car does not make it go faster. If successful in increasing photosynthesis, we expect to reach metabolic bottlenecks downstream, some of which will likely prevent some of the additional fixed carbon from reaching the seed. However, with new analytical tools available we expect to be able to identify bottlenecks and develop solutions to achieve our targeted outcomes, step-change increases in seed yield. This leads to our theme of enhanced carbon capture from photosynthesis and targeted carbon deposition to seed.

Plants can be categorized generally into two different groups based on their system of photosynthesis. C3 photosynthesis, the simplest type of plant photosynthetic system, exists in most agricultural crops used for human consumption, and includes canola, soybean, rice, wheat and potato. C4 photosynthesis is a more complex system. Plants using the C4 system have evolved an additional distinctive cellular structure, in which carbon dioxide is concentrated for the main photosynthesis enzyme RUBISCO through a series of metabolic and metabolite transports known as the C4 pathway. Corn and sugarcane are part of the C4 photosynthetic plant family. In general, C4 photosynthetic plants have up to five times inherently higher plant yield than plants in the C3 photosynthetic family. This difference in plant yield is a result of evolution, which has led plant scientists to consider the possibility that new genetic enhancements can be created to fundamentally improve the photosynthetic system in C3 plants.

Smart Carbon Grid for Crops Technology Platform

Yield10 is leveraging over a decade of metabolic engineering experience to optimize photosynthetic carbon capture and utilization in plant systems, which is critical to increasing seed yield. The “Smart Carbon Grid for Crops” is an advanced metabolic engineering platform that we believe has the potential to address well known metabolic limitations in crops and in C3 crops in particular. Similar to the electric grid where much of the investment made to generate the power is lost in the distribution system, plants having the C3 photosynthetic system are similar in that they lose over half the carbon the grower has paid to fix in input costs due to metabolic inefficiencies. We plan to mirror an approach taken by many of the current herbicide and pest resistance GM traits where genes from non-plant sources were used successfully to impart new functionality to crops. In our case, we are exploiting non-plant genes such as genes from microbial or algal sources to fix or reduce the impact of well-understood carbon capture metabolic pathway limitations in C3 crops. For example, photorespiration is a wasteful side reaction or carbon capture inefficiency in crops having the C3 photosynthetic system which represent approximately 70 percent of the food consumed by humans and include wheat, rice, soybean, canola and potato. We believe reducing photorespiration should lead to improved net carbon fixation from photosynthesis and as a result, we would expect to see step-change increases in seed yield.

To illustrate the value creation potential, yield loss in C3 crops due to photorespiration was recently quantified in a paper published in the Annual Review of Plant Biology. The authors estimated that yield in U.S. soybean crops is reduced by 36 percent and the yield in U.S. wheat crops is reduced by 20 percent due to photorespiration. They also estimated that achieving a five percent reduction of photorespiration in soybean and wheat in the U.S. would add approximately $500 million per year of value. Some models suggest that photosynthesis could improve by 12 to 55 percent in the absence of photorespiration. Therefore, photorespiration has been a major topic in plant science and researchers have employed multiple strategies in attempts to reduce photorespiration in C3 plants as a means to improve yield.

Reducing photorespiration is one of the key targets of our Smart Carbon Grid for Crops technology platform. This platform is an innovative, systems based approach to boost yield by increasing the amount of carbon fixed by photosynthesis and targeting the increased carbon to harvestable seed. Our lead trait, C3003, has been shown to enhance carbon fixation and seed yield in the oilseed Camelina where it impacts photorespiration. C3003 is a scientific discovery made in one of our academic collaborations and Yield10 has exclusive rights to this technology. While our collaborator continues to work on characterizing the mechanism of this yield trait gene, current data suggests C3003 is a very unique gene that reduces photorespiration in an unexpected manner. New science also represents a key aspect of de-risking our technologies. If the science provides new insights or addresses a well-defined bottleneck in a key limiting pathway common to a large number of crops, then the expectations for broadly translating initial results should be higher. We are excited about the prospects of C3003 in reducing the well-known yield losses that occur through photorespiration in C3 crops. We are currently studying C3003’s effect in the food crops canola, soybean and rice. We know C3003 has increased the rate of photosynthetic carbon fixation in our Camelina plants and we have been able to study these plants at the molecular level. Consistent with our initial hypothesis that downstream bottlenecks can be identified, we have found that in high yielding plants expressing C3003, the expression of other genes, including our C3004 trait gene is changed. We believe the C3004 trait gene is involved in controlling the flow of fixed carbon to seed as part of the plants natural regulatory system. It is well known that the flow of carbon in plants is tightly controlled and we believe our approach to engineering the C3004 gene using genome editing has the potential to remove one of these control points and can be combined with the C3003 trait gene to further increase yield beyond what can be achieved with C3003 alone.

T3 Platform and Plant Targets for Genome Editing

In crops having the evolutionary advanced, more efficient C4 photosynthetic system, including corn, sugarcane and sorghum, the yield is already several-fold higher than in C3 crops. In this case, the hurdle to accomplish step-change increases in seed yield is higher as these crops are already more metabolically efficient. Leveraging the industry’s significant investment in crop genomics research over the last 20 years, we developed the “T3 platform,” which is an algorithm-based approach to “big data” mining of publicly available genomics data sets. We focused not on individual genes but on specific gene expression patterns. Gene expression patterns tell the researcher which genes are turned on and off under different growth conditions. With the T3 platform we wanted to identify and focus our activities on a small number of very important plant genes. Using this approach we were able to identify and select novel genes, which could function as global regulators or master switches to control cascades of other genes and metabolic systems. The strategy was to use the T3 platform to significantly narrow the number of candidate genes to be tested and then test them experimentally in our high throughput gene transformation platform in our C4 photosynthetic crop model system, switchgrass. We validated the T3 platform approach by verifying with experimental results the positive yield impact of the three gene targets we identified computationally, an exceptional hit rate. These three yield genes, C4001, C4002 and C4003, increased photosynthetic carbon capture and biomass production by over 40 percent in our switchgrass plants. In this case our early experiments have been successful in demonstrating the potential to increase the rate of carbon fixation even in a high yielding C4 crop.

In June 2017, we reported that our novel C4001 trait, a global regulatory gene or transcription factor, has been shown to significantly increase plant biomass yield in switchgrass. Switchgrass plants expressing C4001 had significantly more aboveground biomass (75-100 percent increase in dry weight) as compared to controls and more root biomass (85-145 percent increase in dry weight) as compared to controls. The C4001 trait in switchgrass plants increased a key measure of photosynthetic efficiency, the electron transport rate, by approximately 75 percent. Yield10 researchers challenged the C4001 plants by engineering a novel carbon sink, the production of a biopolymer that typically reduces plant yield when expressed and accumulated at high levels in plants. Expression of C4001 in biopolymer producing plants partially restored biomass production, yielding plants that were healthier in terms of size and weight as compared to control plants, while producing the same amount of biopolymer. As a next step, we are planning to evaluate C4001-like traits in forage crops and major commercial crops including corn and rice. We are currently evaluating the trait in rice in greenhouse studies, where we are seeing evidence of increased biomass and are awaiting results from ongoing research to determine the impact on seed yield.

We believe Yield10 is in a unique position to expand our learning and discover additional gene targets, or genes that need to be modulated, to optimize the flow of carbon to seed in these plants and have made considerable progress in this regard. Molecular analysis of high yielding plants expressing the global transcription factors has allowed the identification of 71 downstream transcription factors that are differentially expressed in the high yielding lines and thus are themselves targets for genetic manipulation. The expression of some of these genes is down regulated in the high yielding plants making them exciting targets for genome editing through well-known approaches such as CRISPR. We are beginning to validate these second generation gene targets in switchgrass and have thus far validated the predicted role of the first three genes. These trait genes have been named C4004, C4005 and C4006. We know the industry has struggled to deploy downstream transcription factors to improve crops particularly in hybrid corn. However, we are optimistic that we will be more successful introducing our global regulator genes given the impact we saw in our experiments, and we believe genome edited traits, particularly simple gene deletions, will be significantly easier to implement and translate across all varieties of a crop.

Integrating the Smart Carbon Grid and T3 Platform to Identify Plant Targets for Genome Editing

We are currently integrating our two technology platforms into a next generation platform with the objective of creating a predictive tool to identify plant gene combinations to improve any aspect of crop performance. We envision that this next generation platform will be a powerful tool for further optimizing the seed yield and seed oil content traits we currently have in development.  This approach will allow us to integrate advanced metabolic flux modeling with our transcriptome network platform to identify combinations of genes for improving specific metabolic pathways and plant traits.  We also believe our next generation platform can be leveraged in the near term to secure research and development funding from industry partners. Over the last 20 years, the Ag industry majors have made significant investments in testing thousands of single plant genes and have generated billions of data points from these studies as well as traditional breeding programs.  Developing a detailed understanding of the role of transcription factors in regulating pathways in key crops may allow the efficient mining of existing industry data and lead to the identification of targets accessible through genome editing to improve many aspects of crop performance.

Successes in the Ag biotech have been based on introducing single microbial genes into crops to add new functionality. To better understand the challenge, consider the corn genome which is predicted to have around 39,000 functional genes. Of these around 2,400 are transcription factors or plant gene regulators. Testing all combinations of these is logistically challenging if not impossible, for example testing all two gene combinations of transcription factors in corn would require over 3.3 million individual experiments.  There is therefore a need to create advanced computational tools for predicting the right combinations of plant genes which can be targeted for editing to improve crop performance. We find it useful to compare the flow of carbon through a plant to the flow of traffic in a major city. Changing a single traffic light in a city will not increase the flow of traffic into the city and direct it to a specific location. There are two key components in plants, metabolic pathways and gene regulators or transcription factors.  Using a roadmap analogy, metabolic pathways constitute the carbon conversion “infrastructure” and transcription factors constitute the genetic “traffic lights” that direct changes in plant metabolism in response to environmental or developmental conditions.  Our “Smart Carbon Grid for Crops Platform” metabolic engineering has already proven useful in identifying a number of our C3000 series of traits, and the “T3 Platform,” based on mining transcription factor network data sets identified our C4000 series transcription factor gene traits but also provided new data on changes in metabolic activities in the engineered high photosynthesizing switchgrass crops. We are currently repeating that work with C4001 and C4003 in rice and wheat and plan to do so in corn even as we integrate the two platforms. In a crop like modern hybrid corn which already produces vastly more seed than it needs to reproduce, our initial objective would be to reduce or even eliminate the activity of the transcription factors that tell the plant it has already produced enough seed. Accordingly, our approach is to turn down the sequence of transcription factors (or “red lights”) which are telling the plant to stop sending carbon to the seed. The challenge is to identify what the handful of transcription factors are that can be down regulated by editing to accomplish that goal.  The same logic applies to the metabolic infrastructure, where we need to identify the combinations of genes in specific metabolic pathways.

Fast Field Testing System in Camelina

One of the challenges the agricultural industry has faced over the years is translating early crop science discoveries into value generating traits. This is in part because most of the plants used for discovery research have not been suitable for studies in the field. In addition, the plant systems used for discovery are not representative of the advanced seed or germplasm used in commercial production which have been subject to decades of intensive breeding to improve yield. The long timelines to progress early discoveries successfully into major crops and generate field data adds to the challenge.

In 2010, we established a research and development operation in Saskatoon, Canada staffed with leading oilseed researchers. Our team established a model for testing novel trait genes called the “Fast Field Testing” system based on our Camelina oilseed platform. We believe that this system has the potential to become a valuable tool for our yield trait discovery and translation effort. Camelina is an industrial oilseed, with reasonable field performance providing a robust model for canola and soybean and is well suited to large scale multi-site field tests and larger scale trials. Camelina is a plant that can be readily genetically modified and bred through the efforts of our skilled staff to deliver genetically stable seed sufficient for planting in field tests. We have shown that we can go from the identification of a potential yield trait gene or combinations of genes to field planting in about 12 months. In our Fast Field Tests, we collect and analyze a broad set of data on our transgenic plants including parameters such as stand establishment, flowering, maturity, seed weight, seed size, oil content and oil composition. We also perform molecular analysis on plants of interest. We are using our Camelina Fast Field Test system to identify and screen trait genes of interest while deploying them in parallel into canola, soybean and rice where the timelines to obtain stable plant lines and field data are longer.

Traits in Development

With the benefit of more than five years of investment, the Company has been able to launch itself as Yield10 Bioscience with ownership or licensed rights to several crop trait genes in hand and with the lead yield trait gene C3003 well-positioned in terms of translation and demonstration in key crops. Yield10 has exclusive rights through ownership or licensing or is preparing to file patent applications covering the trait genes listed in Table 1 below.

Under our “Smart Carbon Grid for Crops” technology platform we have identified the C3000 series of novel yield traits based on establishing new metabolic pathways in crops. We have tested our lead yield trait gene, C3003 in Camelina in both greenhouse and initial field tests and have reported results from these initial tests. We are moving this promising trait forward in additional crops including canola, soybean and rice and expect to report data once additional greenhouse tests and/or field tests have been completed and analyzed.

Under our “T3 Platform” we have identified the C4000 series of novel yield traits and gene editing targets. We expect to progress in our C4 monocot model a select few of the C4000 series traits, global regulatory genes discovered through our T3 Platform research program which we have shown to significantly enhance photosynthesis and carbon capture in switchgrass. We are also progressing the C4003 trait gene in rice using our internal resources and we expect to report initial rice data once greenhouse tests have been completed and analyzed.

SUMMARY OF OUR CROP YIELD TRAITS IN DEVELOPMENT

R&D Area	Current Status
Seed Yield Traits-Regulated(1)
C3003	Camelina 1st and 2nd generation in field testing Canola 1st generation in field testing Soybean and rice in development
Oil Enhancing Traits-Non-Regulated(2)
C3004	Camelina testing underway
C3007	Camelina, canola editing underway
C3008a	Camelina non-regulated status achieved
Non-regulated oil trait combinations — C3008a, C3008b and C3009	Camelina, editing of all 3 gene targets underway
Additional oil trait combinations	Research in progress
Yield Improvement Discovery Platform(3)
C4001	Wheat program underway Corn transformation next step Rice transformation underway
C4002	Corn transformation next step
C4003	Wheat program underway Rice transformation underway Corn transformation next step
C4004	Editing in rice underway
C4004 plus 23 additional crop gene targets	Research with rice and wheat next step

(1)            C3003 consists of an algal gene and will likely be regulated by USDA-APHIS as a GMO Trait.

(2)         These traits are accessible using genome editing or other methods that do not result in the insertion of non-plant DNA.  Such approaches have been deemed non-regulated by USDA-APHIS based on recent filings by ourselves and other groups.

(3)         Traits in this area were developed in our T3 platform and all are potentially deployable through approaches which may be non-regulated by USDA-APHIS.

Novel Yield Trait Gene C3003

C3003 represents the lead novel yield trait gene in our “Smart Carbon Grid for Plants” technology platform. C3003 is a scientific discovery made in one of our academic collaborations funded by ARPA-e, a division of the Department of Energy. Our academic collaborator is continuing work to characterize C3003. C3003 appears to be a very unique gene that impacts photorespiration, a biochemical pathway in C3 plants, which is responsible for significant losses in yield. Yield10 is progressing the introduction of the C3003 trait gene as well as improvements to the C3003 trait in Camelina, canola, soybean and rice, and we expect to disclose additional results from a number of these activities during 2018.

In the 2016 growing season, we conducted a small scale field test which was designed primarily to establish our Camelina Fast Field Testing platform and accelerate the generation of field data for crop trait discovery and improvement. As part of this study, we planted stable Camelina seed lines expressing C3003. In early 2017, we reported field test results showing that C3003 produced significant improvements in seed yield where the best C3003 line produced a 23 percent increase as measured by average seed weight per hectare. This result was statistically significant (p<0.05) as compared to control plants. In addition, the highest yielding line expressing the C3003 gene matured an average of six days earlier than the control plants. Expression of C3003 did not change the percentage of oil content in the seed as measured by the weight of the oil in relation to the weight of the seed.

While expression of C3003 enabled some of the Camelina lines we tested to produce higher seed yields by weight per hectare, the individual seed size in these lines was decreased as compared to controls, likely due to a change in carbon partitioning in the plant. This reduction in seed size was expected based on data from prior greenhouse trials and Yield10 is addressing this finding with our second generation C3003 trait which is expressed specifically in the seed tissue of plants.

We believe that the results of our 2016 field tests in Camelina are encouraging and suggest that our approach to engineering new metabolic pathways in plants has the potential to produce step-changes in crop yield. These results also illustrate that our Fast Field Testing system in Camelina may be a valuable tool for effectively screening novel yield trait genes and dynamically adapting our approach to trait development as we translate these improvements into commercially important crops.

Based on prior greenhouse data suggesting that constitutive expression of C3003 in Camelina could increase overall seed yield, but produce this increase with the production of smaller, lighter weight seeds, we produced a second generation C3003 where the C3003 gene is expressed only in seed tissue. We believe that the reason for the smaller seeds is that the added influx of carbon produced by C3003 produces a “bottleneck” in plant metabolism that results in the production of more, but smaller seeds. In 2016, we tested second generation C3003 in Camelina in greenhouse studies. In early 2017, we reported preliminary greenhouse data showing that the second generation C3003 produced an increase in seed yield, while maintaining typical seed weight.

Based on encouraging data produced in Camelina with first and second generation C3003, we are continuing to progress the evaluation of the C3003 gene trait in parallel in canola, soybean and rice, key target crops where step-change increases in seed yield would improve the prospects for global food security and we believe create considerable economic value.

In our 2017 fast field test program, we tested both first and second generation versions of C3003 in Camelina as well as first generation C3003 in canola, an important North American oilseed crop.  In the field tests, we monitored key agronomic and growth parameters of the plants throughout the field test and collected yield data including seed weight, seed size and oil content in our transformed plants as compared to control plants. In December 2017, we reported encouraging results from our field tests of C3003 in Camelina and canola.

In 2017 we conducted field tests of C3003 at two sites in Canada. The main objectives of the studies were to evaluate the performance of C3003 in Camelina and canola. Yield10 researchers transformed plants with genetic constructs intended to optimize expression of C3003 during different stages of plant and seed development and tested these events in the field tests. The best events for second generation C3003 in Camelina produced improvements in seed yield (up to 7.7%), harvest index and overall agronomic performance as compared to control plants. The best events for first generation C3003 in canola produced improvements in seed yield (up to 13.1%) as compared to control plants.  The studies also met the objective for bulking up seed to enable further evaluation of C3003 in Camelina and canola in field tests planned for spring 2018.  A new second generation construct using a new promoter was tested in the minicage plots used for seed bulk up and produced plants showing indications of strong agronomic performance and seed yield which we plan to explore further in our 2018 field tests.

Because soybean is the leading North American oilseed crop, we accelerated deployment of both first and second generation C3003 into soybean in 2016 and through a collaborator generated early greenhouse data in late 2017.  Preliminary observations with a small number of lines suggest that results for C3003 obtained in Camelina and canola are translating into soybean. First generation C3003 produced seeds with lower individual weight while typical individual seed weight was observed with second generation C3003 in soybean.  Further, our greenhouse results show that there is an increase in branching in the plants for some of the events tested.  This is significant because more branching provides more sites on the soybean plant for seed pods to develop.  We expect additional development work will continue in soybean with our collaborator in 2018.

In December 2017, we granted a non-exclusive research license to Monsanto Company to evaluate our novel C3003 and C3004 yield traits in soybean. Under the license, Monsanto plans to begin work with C3003 in its soybean program as a strategy to improve seed yield. Monsanto also plans to conduct research with our C3004 yield trait, a trait accessible through genome editing, in combination with C3003 to evaluate the effect of the combination to improve seed yield in soybean.

Results from our studies with C3003 to date suggest that it may provide an entirely new strategy to improve seed yield in oilseeds and other C3 photosynthetic crops by bringing in new metabolic functionality from non-plant systems.  We plan to continue to generate data on C3003 in field tests and greenhouse studies in 2018.

We have also initiated the introduction of the first and second generation versions of the C3003 yield trait gene in rice and expect to report our observations from those studies when testing has been completed and results have been analyzed.

We plan to leverage third party services where the resources and infrastructure are already in place to transform and test novel traits in corn lines. We believe this will enable Yield10 to cost effectively expand its capabilities and enable us to progress our corn targets at least to the stage of initial corn hybrid field results.

We also plan to selectively partner with others for the development of different crops and/or traits. In particular we expect to progress a select few of the C4000 series traits, global regulatory genes discovered in our T3 Platform which we have shown to significantly enhance photosynthesis and carbon capture in our C4 monocot model plant switchgrass. In the meantime, we have been able to progress the C4003 trait gene in rice using our internal resources and we expect to report initial rice data as soon as it is available.

Target Crops

Our initial work in our C3000 and C4000 series traits suggests that our technology may be applicable to a wide range of crops harvested for food and animal feed uses. We believe that if novel yield traits could be successfully developed and commercialized in any of these crops, farmers would be able to improve the productivity of their land to meet rising demand for food and feed, and significant economic value would be created.

In considering our strategy to develop our technologies we segregate our trait genes into two classes: trait genes based on using non-plant genes to add new functionality to crops which are by definition GM; and trait genes which we may be able to deploy outside of the GM regulations, which encompasses our trait genes which are based exclusively on plant genes. We see the opportunity to deploy our trait technology in a broader set of food and feed crops many of which are not currently GM. We plan to pursue our GM trait genes in crops which are currently GM and where the economics can sustain the cost and timelines for deregulation. We are aware of the current USDA-APHIS GM crop regulation review and the reality that GM likely will remain an issue for some NGO groups regardless of the science. For our GM yield trait genes, we are targeting seed yield increases of the order of 10 to 20 percent over the current elite seed lines, increases which reflect the order of magnitude step-changes necessary to address global food security.

The crops we are targeting for development are described below.

Camelina or Camelina sativa is an oilseed crop in limited cultivation in North America and Europe. Camelina has received recent attention as an industrial oilseed for the production of biofuels, novel industrial lipids, and oleochemicals. In addition, its meal has been identified for development as an animal and fish feed supplement. While it is not currently a commercially significant crop, research suggests that efforts to improve seed yield, oil content and fatty acid composition, and tolerance to heat stress may expand the commercial adoption and cultivation of Camelina.

Canola or Brassica napus is a cultivar of rapeseed which produces a higher value edible oil favored by consumers because it has a healthier fatty acid profile than corn or soybean oil. The canola crop was developed in Canada where it is primarily grown today with additional acreage grown in the U.S. Currently the vast majority of the canola grown in North America contains two seed enhancement technologies, herbicide tolerance and hybrid seed. Both Roundup Ready (Monsanto) and Liberty-Link (Bayer) varieties of canola are grown and were introduced to the market in 1990s. Approximately 22 million acres were planted in Canada and the U.S. in the 2016 growing season. Yield10 is targeting a 20 percent or greater increase in canola seed yield. With a 2016 harvest of 812 million bushels of canola

(Statistics Canada) and an average farm gate price of $10.00 per bushel, a 20 percent yield increase in canola represents a total potential added annual value of $1.6 billion that could be shared among the players in the canola value chain.

Soybean or Glycine max is an oilseed crop used for food, food ingredients, food additives and animal feed. The soybean can be harvested for oil used in food and industrial applications, and soybean meal is a significant source of protein for use mostly in animal feed but also for direct human consumption. Fermented soy foods include soy sauce and tempeh, and non-fermented food uses include soy milk and tofu. Soybeans are widely cultivated in North and South America, where a majority of the seed planted is genetically modified. Approximately 88 million acres of soybean were planted in the U.S. and Canada in the 2016 growing season. According to the USDA, the U.S., Brazil and Argentina grow approximately 80 percent of global soybean production. Yield10 is targeting a 20 percent or greater increase in soybean seed yield. With a 2016 U.S. harvest of 4.36 billion bushels (USDA) and an average farm gate price of $10.00 per bushel, a 20 percent yield increase in soybean represents a total potential added annual value of $8.7 billion that could be shared among the players in the soybean value chain.

Corn is a crop grown globally and used for animal feed and for producing starch which can be used as a raw material for producing food ingredients and food additives, as well as for use in the production of paper, packaging materials and other items. GM maize was grown for the first time in the U.S. and Canada in 1997. Currently, about 80 percent of maize/corn production in the U.S. is genetically modified. It was estimated that more than 90 million acres of corn were planted in North America in the 2016 growing season. The traits commonly used in today’s corn cultivars provide insect resistance and herbicide tolerance. In many GM seeds sold today, both of these traits are expressed (or “stacked” which refers to the practice of adding multiple traits to an elite plant line as a strategy to protect yield). Europe has limited production of GM corn, where Spain is a leading producer of GM corn. In this case, the most widely used GM trait (Bt) protects against the corn borer insect. Special protocols must be followed in Europe to avoid mixing of GM corn with conventional corn. Corn has the more efficient C4 photosynthesis system and Yield10 is targeting a 10 percent yield increase in corn. With a 2016 U.S. harvest of 15.2 billion bushels and an average per bushel price of $3.50, a 10 percent yield increase in corn represents a total potential added annual value of $5.32 billion that could be shared among the players in the corn value chain.

Rice is the staple food for over 50 percent of the global population. World crop production of rice was estimated at approximately 480 million metric tons in 2016. Rice is grown in tropical and subtropical regions around the world. Rice cultivation takes place primarily in China, India and Southeast Asia. Typically, improvements to rice yield have been achieved through traditional plant breeding approaches. Genetic engineering approaches are being investigated to protect rice from weeds and insect pests. Additional biotechnology approaches are being taken to improve the nutritional value of rice. While Yield10 has not established a target for yield improvement in rice, early work is underway to evaluate the potential of our technologies in this globally important food crop.

Wheat is a species of grass cultivated broadly worldwide as a staple cereal crop. Wheat requires processing to be used as food, mainly in the form of flour for bread, baked goods and pasta. Wheat may also be used as an industrial starch as a food additive or as a production component in the textile and paper industries. Improvements to wheat yield have typically been achieved through plant breeding approaches. Wheat production ranks third among U.S. field crops in planted acreage, production and gross farm receipts behind corn and soybeans. The U.S. planted wheat area for 2017-2018 is projected at 46 million acres.

Forage crops are grown expressly for biomass used for feeding livestock. Typical forage crops include both annual and perennial crops such as various grasses, silage corn, alfalfa and sorghum. Biotechnology traits have been previously introduced into silage corn and alfalfa. Other forage crops could be amenable to gene editing strategies to increase biomass yield per acre. We believe that our technology and traits that increase biomass may have application to forage crops.

Regulatory Requirements

Since the first successful commercialization of a biotechnology-derived crop in the 1990s, many new GM crop varieties have been developed and made available to U.S. farmers and farmers worldwide. U.S. farmers have rapidly adopted many of these new GM varieties, so that in 2016, 92 percent of the corn, 93 percent of the cotton, and 94 percent of the soybeans planted in the U.S. were varieties produced through genetic engineering. A significant percentage of the production of other crops, such as alfalfa, papaya and sugar beet, are also biotech-derived.

Genetically modified crops are subject to a significant amount of regulation in the U.S. and around the world.  Field tests and field trials of GM crops need to ensure that traits in development do not escape or mix with native plants.  The U.S. Government agencies responsible for oversight of the products of modern agricultural biotechnology are the

United States Department of Agriculture, the U.S. Environmental Protection Agency (EPA), and the U.S. Food and Drug Administration (FDA). Depending on its characteristics, a product may be subject to the jurisdiction of one or more of these agencies under the federal government’s 1986 Coordinated Framework for the Regulation of Biotechnology (most recently updated in January 2017). Regulatory officials from the three agencies regularly communicate and exchange information to ensure that any safety or regulatory issues that may arise are appropriately resolved within the scope of authority afforded to each agency under their respective statutes.  Other environmental laws or regulations also may be implicated, depending on the specific product.

Within USDA, the Animal and Plant Health Inspection Service (APHIS) is responsible for protecting agricultural plants from pests, diseases and noxious weeds. Under the Plant Protection Act, USDA-APHIS has regulatory oversight over products of modern biotechnology that could pose such a risk. Accordingly, USDA-APHIS regulates organisms and products that are known or suspected to be plant pests or to pose a plant pest risk, including those that have been altered or produced through genetic engineering. These are called “regulated articles.” USDA-APHIS regulates the import, handling, interstate movement, and release into the environment of regulated organisms that are products of biotechnology, including organisms undergoing confined experimental use or field trials. Regulated articles are reviewed to ensure that, under the proposed conditions of use, they do not present a plant pest risk through ensuring appropriate handling, confinement and disposal.  The developer may then petition USDA-APHIS for a determination of non-regulated status for the article.  If the agency determines that the GE plant is unlikely to present a greater plant pest risk than its unmodified counterpart, the new crop will no longer be subject to the permitting and other regulatory processes that are overseen by USDA-APHIS (i.e., it will no longer be treated as a potential plant pest).

In June 2017, we submitted an “Am I Regulated?” letter to USDA-APHIS’s Biotechnology Regulatory Services (BRS) to confirm that our genome-edited Camelina plant line developed using CRISPR genome editing technology for increased oil content does not meet the definition of a regulated article under 7 CFR Part 340 regulations, and in September 2017, we received confirmation that the BRS agrees with that conclusion. Together with our wholly owned Canadian subsidiary, Metabolix Oilseeds, Inc., we developed the genome edited Camelina line.  Researchers used the CRISPR genome editing tool to inactivate an enzyme expected to increase seed oil content in Camelina, a trait we have designated as C3008.  There are three copies of this gene in the Camelina genome, and complete editing of all copies was achieved.  This trait may have further applications when used in combination with other traits that we are developing that are expected to increase seed oil content, including C3007.

Subsequently, depending on the intended use of the non-regulated genetically engineered plant, the developer may need to work within separate EPA or FDA oversight rules before commercial introduction of the final product.  EPA primarily regulates products of biotechnology that are intended for use as pesticides, under the authorities granted to EPA by the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA).  FDA is the agency responsible for overseeing the safety of biotechnology-derived products that are intended to be used as human or animal food, or that may end up in the food supply.  Since 1992, FDA has had in place a voluntary consultation process for developers of bioengineered food, and final agency decisions and other information from these Biotechnology Consultations are made publicly available by FDA.  Consultations are data-intensive and examine the new food product’s safety and nutritional profile, among other issues.  Generally, FDA has found that such food products do not pose unique health risks to humans or animals, but if a novel allergen or other distinction from the conventional food is present in the new plant variety, the agency may require specific label statements on the product to ensure that consumers are made aware of material differences between GE and conventional versions.

In Canada, the largest producer of GM canola, GM crops and the food products into which they are incorporated also are regulated by multiple government agencies under a federal framework for the regulation of biotechnology products that is similar to the U.S. system.  First, the Canadian Food Inspection Agency (CFIA) is the lead agency for ensuring that a new agricultural biotechnology crop will not pose new risks to Canadian plants, animals and other agricultural commodities.  The CFIA’s Plant Biosafety Office (PBO) is responsible for conducting environmental assessments of biotechnology-derived plants.  Authority for the PBO includes both approving confined field trials with the GM crop through permits and authorizing their “unconfined release” as a first step towards commercialization.

Second, under the Food and Drugs Act and related regulations, Health Canada is responsible for reviewing a pre-market safety assessment that must be submitted by the manufacturer or importer of a “novel food,” a term of art which includes GM or biotechnology-derived foods.  The safety assessment should provide assurances that the novel food is safe when prepared or consumed according to its intended use.  A multi-disciplinary team of experts from Health Canada will evaluate the data and information about the novel food and make a determination regarding whether it can be sold in Canada, and whether any restrictions are warranted under applicable law or the product’s safety profile.  Health Canada’s final decision documents regarding the safety of these novel foods are made publicly available by the government.

As the lead agency for public health and safety, Health Canada also works in conjunction with the CFIA on food labeling oversight when it has identified a potential health or safety issues with a food that could be mitigated through labeling or other disclosures.  For example, if the biotechnology-derived food contains a new allergen that is otherwise not present in the conventional version of the food, then specific label statements will be required to alert consumers to that important health information.  However, the CFIA has primary oversight over non-health issues related to food labeling, packaging and advertising.  Accordingly, the CFIA is the lead agency for ensuring that food labeling and advertising meet the legal requirements of the Food and Drugs Act, and that labeling representations do not create a potential risk of fraud or consumer confusion and are compliant with Canada’s voluntary disclosure standard for genetically engineered food ingredients.

Finally, Environment Canada is available to serve as a regulatory “safety net” if a novel product does not naturally fall within the jurisdiction of the CFIA, Health Canada, or the Pest Management Regulatory Agency that oversees pesticide products.

Our work involving the development, greenhouse testing and field testing of novel yield trait genes in crop plants requires certain government and municipal permits and we must ensure compliance with all applicable regulations including regulations relating to GM crops.  With laboratories and greenhouse in both the U.S. and Canada, we are subject to regulations governing the shipment of seeds and other plant material (including GM seeds and GM plant material) between our facilities in the U.S. and Canada, including USDA-APHIS permits for the import and export of plant materials that could pose a risk to domestic agriculture.

License Agreement with the University of Massachusetts

Pursuant to a license agreement with the University of Massachusetts (“UMASS”) dated as of June 30, 2015, we have an exclusive, worldwide license under certain patents and patent applications to make, have made, use, offer for sale, sell, have sold and import any transgenic plant seed or plant grown there from or transgenic plant material developed for sale to a farmer or grower for planting in the field, which transgenic plant seed or plant grown therefrom or transgenic plant material is covered by, embodies or is derived from (in whole or in part) one or more issued or pending claims of the licensed patents or patent applications. The licensed patent rights include issued patents covering our yield trait gene C3003.

We are required to use diligent efforts to develop licensed products throughout the field of use and to introduce licensed products into the commercial market. In that regard, we are obligated to fulfill certain development and regulatory milestones relating to C3003, including completion of multi-site field demonstrations of a crop species in which C3003 has been introduced, and filing for regulatory approval of a crop species in which C3003 has been introduced within a specified period. Our failure to achieve any milestone provided for under the agreement would, if we are unable to reach agreement with UMASS as to a potential adjustment of the applicable milestone, give UMASS the right to terminate the agreement, following a notice period.

We are obligated to pay UMASS milestone payments relating to any regulatory filings and approvals covered by the agreement, royalties on any sales of licensed products following regulatory approval, as well as a percentage of any sublicense income related to the licensed products.

We may terminate the agreement at any time upon 90 days prior written notice to UMASS. Either party may terminate for material breach immediately upon written notice for a breach that is not cured within 60 days after receiving written notice of the breach. In addition, UMASS may terminate this agreement with respect to certain patent rights immediately upon written notice in the event we contest the validity or enforceability of such patent rights.

Agricultural Industry Landscape

Following advances in biotechnology in the 1970s through early 1990s, the first genetically modified crops were commercially introduced in the U.S. in the years 1994 and 1995. Today, the U.S. leads the world in the adoption of GM crops in terms of crop value and acreage planted. GM crops have had both their supporters and their detractors over the years. Consumer sentiment including concerns about the safety of GM crops have limited the introduction and adoption of GM crops in Europe. However, recent studies by the National Academy of Science continue to support the 20 year history of safe use of GM crops.

The International Service for the Acquisition of Agri-Biotech Applications (ISAAA), an industry research group, reported that 444 million acres worldwide were planted with GM crops in 2015, the most recent year where data is available. The planting of GM crops is centered in the Americas with North America at approximately 45.5 percent of the acres and Latin America at approximately 43 percent. China and India follow with approximately 8 percent and the balance of the total worldwide GM crop acreage in 2015 was planted in European Union and the rest of world. The primary GM crops in the U.S. are corn, soybean, cotton and sugar beet. In Canada, the oilseed crop canola is the primary GM crop. Cotton is the primary GM crop grown in India and China.

In contrast to the Americas, the European Union has been relatively slow to adopt GM crops and has relied heavily on plant breeding programs for capturing crop yield improvements over the last 20 years. In 2013, Spain was the largest producer of GM crops in Europe, based on cultivation of GM corn representing approximately 20 percent of the country’s crop that year. Certain GM crops have been approved for cultivation in some European countries, while other countries have imposed outright bans on cultivation of GM crops.

According to the market research firm, Research and Markets, the total global seed business was estimated at $53 billion in 2014 and is projected to grow to more than $100 billion by 2022. According to an ISAAA report, the global GM seed business represented a $15.3 billion market in 2015. The traits being commercialized today by the agricultural industry mainly address crop protection, which involves preventing crop damage by weeds, insects and other pests that lower expected crop yield. As technology has advanced, “trait stacking,” or the practice of adding multiple traits to an elite plant line, has become commonplace as a strategy to protect yield. As the industry has developed, the practice of inter-licensing traits between research and development driven seed companies has led to a proliferation of branded seed products on the market today.

The GM seed business is dominated by large multinational companies and their subsidiaries including BASF, Bayer, DowDuPont, Monsanto, Syngenta and AgReliant. These companies have significant resources, experience and track records of successfully developing, testing and commercializing high performing seed lines as well as new traits for GM crops. They offer farmers conventional and biotechnology seeds as well as crop protection chemicals, biologicals, fertilizers and other products and technologies aimed at supporting the on-farm efficiency of managing crops in the field as well as managing the overall cost of crop production to successful harvest. Many of these companies are involved in the current sector consolidation with the DowDuPont merger and the acquisition of Syngenta by ChemChina completed and the acquisition of Monsanto by Bayer ongoing.

Privately owned, U.S. retail seed companies play a key role in the industry by developing, marketing and selling high performing seed to U.S. farmers. These companies include Beck’s Hybrids and Stine Seed. These companies have capabilities in both biotechnology and plant breeding. They source traits from the multinational companies and input these traits into elite plant germplasm to produce seeds optimized for a variety of soil, climate and field conditions. Both companies offer a broad arrange of GM corn and soybean products to their customers.

Recent advances in biotechnology including gene editing have led to the formation of companies focusing on yield trait discovery, biologicals for pest control, agbiome strategies and precision agriculture. There are startups, privately held and publicly traded companies involved in this space. Such companies include AgBiome, Arcadia Biosciences, Benson Hill Biosystems, Calyxt, Cibus, Evogene, Indigo, Kaiima, and Marrone Bio Innovation, many of which have greater resources and experience than we have.

Intellectual Property

Our continued success depends in large part on our proprietary technology. As of November 15, 2017, we owned or held exclusive rights to approximately 15 pending patent applications worldwide related to advanced technologies for increasing yield in crops. Our portfolio of patent applications includes plant science technologies we have in-licensed globally and exclusively from The University of Massachusetts and North Carolina State University related to the yield trait gene C3003 and other advanced technologies based on advanced metabolic engineering methods to improve carbon capture and selectively control carbon partitioning in plants.

We continue to seek, develop and evaluate new technologies and related intellectual property that might enhance our Company’s business strategy, industry position or deployment options.

Employees

As of November 15, 2017, we had 20 full-time employees. Of those employees, 16 were in research and development. Among our staff, 8 hold Ph.D.’s and 12 hold masters’ or bachelors’ degrees in their respective disciplines. Our technical staff has expertise in the following areas: plant genetics, plant biology, microbial genetics, bioinformatics, metabolic engineering and systems biology. Our headquarters are located in Massachusetts, and we maintain a research and development facility, including greenhouse facilities, in Saskatoon, Canada. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 15, 2017 for (a) our named executive officers, (b) our directors, (c) our executive officers and directors as a group, and (d) each stockholder known to us to beneficially own more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares that may be acquired by an individual or group within 60 days following November 15, 2017 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as otherwise indicated, we believe that the stockholders named in the table have sole voting and investment power with respect to all shares shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage ownership is based on a total of 3,461,714 shares of our common stock issued and outstanding on November 15, 2017. Unless otherwise noted below, the address of each person listed on the table is c/o Yield10 Bioscience, Inc., 19 Presidential Way, Woburn, MA 01801.

Category	Beneficial Owner	Shares of Common Stock (1)	Options Exercisable Within 60 Days (2)	Warrants Exercisable Within 60 Days (2)	RSUs Vesting Within 60 Days (2)	Total Shares Beneficially Owned	Percentage of Outstanding Shares (3)
	Jack W. Schuler (4) 100 N. Field Drive Suite 360 Lake Forest, IL 60045	1,383,421	—	485,062	—	1,868,483	47.3%
5% Stockholders	William P. Scully (5) 771 Manatee Cove Vero Beach, FL 32963	293,333	—	—	—	293,333	8.5%
	Matthew Strobeck (6) C/O Birchview Capital 688 Pine Street, Suite D Burlington, VT 05401	228,493	—	13,110	—	241,603	7.0%
	Lynne H. Brum (7)	9,725	26,585	1,311	—	37,621	1.1
	Oliver P. Peoples (8)	27,940	90,086	1,311		119,337	3.4%
	Kristi Snell (9)	7,282	53,620	—	—	60,902	1.7%
Directors and Named Executive Officers	Richard Hamilton	3,041	3,000	—	—	6,041	0.2%
	Peter Kellogg	5,302	2,002	—	—	7,304	0.2%
	Joseph Shaulson (10)	35,295	94,167	3,150	—	132,612	3.7%
	Anthony J. Sinskey (11)	12,372	2,002	—	—	14,374	0.4%
	Robert van Nostrand	11,293	2,252	—	—	13,545	0.4%
All directors and executive officers as a group (9 persons)(12)		117,564	301,378	5,772	—	424,714	11.3%

(1)

Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, and includes voting and/or investment power with respect to shares of our common stock. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.

(2)

Consists of shares of common stock subject to stock options, warrants and restricted stock units (“RSUs”) held by the person that are currently vested or will vest within 60 days after November 15, 2017.

(3)

Percentages of ownership are based upon 3,461,714 shares of common stock issued and outstanding as of November 15, 2017. Shares of common stock that may be acquired pursuant to options, warrants and RSUs that are vested and exercisable within 60 days after November 15, 2017, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.

(4)

The reported securities consist of 218,565 shares of common stock and 149,835 shares of common stock underlying the warrants owned by Jack W. Schuler, 978,414 shares of common stock and 149,835 shares of common stock underlying the warrants owned by the Schuler Family Foundation, 160,392 shares of common stock and 160,392 of common stock underlying warrants owned by the Jack W. Schuler Living Trust, and 26,050 shares of common stock and 25,000 of common stock underlying the warrants owned by Schuler Grandchildren LLC. Mr. Schuler has sole voting and investment power over the shares issued to Schuler Grandchildren LLC and the Jack W. Schuler Living Trust. He disclaims beneficial ownership over the shares held by Schuler Grandchildren LLC and has beneficial ownership over the shares held by the Jack W. Schuler Living Trust.

(5)

Information regarding Mr. Scully is based solely on a Schedule 13D/A filed with the SEC on January 7, 2016. According to such Schedule 13D/A, Mr. Scully reported sole voting power and sole dispositive power as to all of the shares.

(6)

Includes 71,036 shares held by Birchview Fund, LLC and 3,933 shares subject to warrants held by Birchview Fund, LLC. Dr. Strobeck is the sole member of Birchview Capital GP, LLC (the “GP”), the general partner of Birchview Capital, LP (the “Investment Manager”), which is the investment Manager of Birchview Fund, LLC (the “Fund”) and the sole member of Birchview Partners, LLC (the “Manager”), which is a member of the Fund. Dr. Strobeck disclaims Section 16 beneficial ownership of the shares of Common Stock held by the Fund (collectively, the “Fund Shares”), except to the extent of his pecuniary interest, if any, in the Fund Shares by virtue of his membership interest in the GP. Also includes 6,666 shares held in accounts for minor children for which Dr. Strobeck serves as a custodian, 1,494 shares held by Dr. Strobeck’s spouse as custodian for their children, and 681 shares held indirectly by a trust for the benefit of Dr. Strobeck’s children. Dr. Strobeck is a trustee of the trust. Dr. Strobeck disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them, if any. Dr. Strobeck resigned from our Board on January 10, 2017.

(7)	Includes 4,694 shares held for Ms. Brum in the Company’s 401(k) plan.
(8)	Includes 3,638 shares held for Dr. Peoples in the Company’s 401(k) plan.
(9)	Includes 4,554 shares held for Dr. Snell in the Company’s 401(k) plan.
(10)	Includes 1,470 shares held for Mr. Shaulson in the Company’s 401(k) plan.
(11)

Includes 822 shares owned by Dr. Sinskey’s spouse and 166 shares owned by a trust over which Dr. Sinskey may be deemed to share voting and investment power. Dr. Sinskey disclaims beneficial ownership of such shares.

(12)	Includes a total of 18,298 shares held for current executive officers and Mr. Shaulson, our former President and Chief Executive Officer, in the Company’s 401(k) plan.

DILUTION

If you acquire shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Our historical net tangible book value of common stock as of September 30, 2017 was $2.5 million, or $0.74 per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding.

After giving effect to the sale of 586,592 shares of common stock and the conversion of all outstanding shares of our Series A Preferred Stock into 2,346,369 shares of common stock at an assumed public offering price of $3.58 per share, and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2017 would have been $11.8 million, or $1.84 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.10 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $1.74 per share to investors participating in this offering. The following table illustrates this per share dilution:

Maximum Offering
Assumed public offering price per share	$3.58
Historical net tangible book value per share as of September 30, 2017	$0.74
Increase in net tangible book value per share attributable to this offering	$1.10
Pro forma net tangible book value per share after this offering	$1.84
Dilution per share to new investors in the offering	$(1.74)

The information discussed above is based on an assumed public offering price of $3.58, is illustrative only and will change based on actual pricing and other terms in this offering determined at pricing.  The table and calculations set forth above are based on the number of shares of common stock outstanding as of September 30, 2017 and exclude:

•                  626,185 shares of common stock issuable upon exercise of options to purchase our common stock outstanding as of September 30, 2017 at a weighted average exercise price of $17.93 per share;

•                  14,367 shares of common stock issuable upon vesting of restricted stock units as of September 30, 2017;

•                  393,300 shares of common stock issuable upon exercise of vested warrants outstanding as of September 30, 2017 pursuant to a private offering completed in July 2015 at a weighted average exercise price of $39.80 per share;

•                  377,124 shares of common stock reserved as of  September 30, 2017 for future issuance under our 2014 Stock Option and Incentive Plan;

•                  570,784 shares of common stock issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement we entered into with certain investors on July 3, 2017 (which warrants will become exercisable on January 7, 2018 at an exercise price of $5.04 per share and expire on January 7, 2024);

•                  30,000 shares of common stock issuable upon exercise of immediately vested warrants issued to an investor relations consultant on September 12, 2017 at an exercise price of $2.90 per share and which expire on September 11, 2024; and

•                  shares of common stock issuable upon exercise of the warrants to be sold in this offering.

To the extent that options or warrants are exercised, there will be further dilution to new investors.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following summary of our capital stock is based on certain provisions of our amended and restated certificate of incorporation, as amended, and bylaws and on the applicable provisions of the Delaware General Corporation Law, or DGCL.  This summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions in our amended and restated certificate of incorporation, as amended, and bylaws and the DGCL. For a complete description you should refer to our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, copies of which have been incorporated by reference herein, and to the applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock consists of 255,000,000 shares, with a par value of $0.01 per share, of which:

•                  250,000,000 shares are designated as common stock; and

•                  5,000,000 shares are designated as undesignated preferred stock.

On May 24, 2017, our Annual Meeting of Stockholders approved an amendment to our amended and restated certificate of incorporation, as amended, authorizing a reverse stock split of our common stock.  A one-for-ten ratio for the reverse stock split was subsequently approved by our board of directors and the reverse stock split took effect on May 30, 2017.  As a result of the reverse stock split, every ten shares of our common stock were automatically combined and converted into one issued and outstanding share of our common stock, with no change in the par value per share.  All share amounts, per share amounts and share prices in this prospectus have been adjusted to reflect the reverse stock split.

On October 17, 2017, we filed a proxy statement for a Special Meeting of Stockholders to be held on November 29, 2017 to approve the adoption of an amendment to our amended and restated certificate of incorporation, as amended, effecting a proposed decrease in our authorized common stock from 250,000,000 shares to 40,000,000 shares.  This meeting has been adjourned to December 27, 2017 to allow additional time for solicitation of votes in favor of the amendment.  Our board of directors proposed this decrease because unissued shares of our common stock that remain available for issuance after the implementation of the reverse stock split results in a very high Delaware state franchise tax liability, while a lower number of unissued shares will still provide us with sufficient flexibility for corporate action in the future.  Specifically, our current number of authorized shares results in a Delaware state franchise tax liability of approximately $190,000 per year, while the proposed decrease in authorized shares to 40,000,000 would result in a Delaware state franchise tax liability of approximately $39,000 per year, which would result in a meaningful cost savings for the Company in light of its current financial resources.

Description of Securities Being Registered

We are offering Class A Units, with each Class A Unit consisting of one share of common stock and accompanying Series A common warrants and Series B common warrants at an assumed public offering price of $3.58 per Class A Unit, the last reported sale price of our common stock on The Nasdaq Capital Market on December 14, 2017. Each Series A common warrant included in the Class A Units entitles its holder to purchase a number of shares equal to 100% of the common stock underlying each share of common stock. Each Series B common warrant included in the Class A Units entitles its holder to purchase a number of shares equal to 50% of the common stock underlying each share of common stock. The Series A common warrants included in the Class A Units will be exercisable for an aggregate total of 586,592 shares of common stock and the Series B common warrants included in the Class B Units will be exercisable for an aggregate total of 293,296 shares of common stock. The Class A Units will not be certificated and the shares of common stock and warrants part of such units are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers whose purchase of our Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if they so choose, in lieu of the number of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%), Class B Units. Each Class B Unit will consist of one share of our Series A Preferred Stock convertible into 280 shares of common stock, Series A common warrants to purchase 280 shares of common stock and Series B common warrants to purchase 140 shares of common stock (together with the shares of common stock underlying such shares of Series A Preferred Stock, such Series A common warrants and such Series B common warrants, the “Class B Units” and, together with the Class A Units, the “Units”) at a public offering price of $1,000 per Class B Unit. Each Series A common warrant included in the Class B Units entitles its holder to purchase a number of shares equal to 100% of the common stock underlying each share of Series A Preferred Stock. Each Series B common warrant included in the Class B Units entitles its holder to purchase a number of shares equal to 50% of the common stock underlying each share of Series A Preferred Stock.

Based on the last reported sale price of our common stock of $3.58 per share, the Series A Preferred Stock included in the Class B Units will be convertible into an aggregate total of 2,346,369 shares of common stock, the Series A common warrants included in the Class B Units will be exercisable for an aggregate total of 2,346,369 shares of common stock and the Series B common warrants included in the Class B Units will be exercisable for an aggregate total of 1,173,185 shares of Common Stock. The Class B Units will not be certificated and the shares of Series A Preferred Stock and the warrants part of such units are immediately separable and will be issued separately in this offering.  The Series A Preferred Stock will only be entitled to dividends in the event dividends are paid on our common stock and will not have voting rights or any preferences over common stock, including liquidation rights.

Description of Series A Preferred Stock Included in the Units

Our board of directors has designated 8,400 shares of our preferred stock as Series A Preferred Stock (“Series A Preferred Shares”), none of which are currently issued and outstanding. The preferences and rights of the Series A Preferred Shares will be as set forth in a Certificate of Designation (the “Series A Certificate of Designation”) filed as an exhibit to the registration statement of which this prospectus is a part.

In the event of a liquidation, the holders of Series A Preferred Shares are entitled to participate on an as-converted-to-Common Stock basis with holders of the Common Stock in any distribution of assets of the Company to the holders of the Common Stock. The Series A Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of Common Stock (other than dividends in the form of Common Stock) unless and until such time as we pay dividends on each Series A Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series A Certificate of Designation provides that no other dividends shall be paid on Series A Preferred Shares and that we shall pay no dividends (other than dividends in the form of common stock) on shares of Common Stock unless we simultaneously comply with the previous sentence. The Series A Certificate of Designation does not provide for any restriction on the repurchase of Series A Preferred Shares by us while there is any arrearage in the payment of dividends on the Series A Preferred Shares. There are no sinking fund provisions applicable to the Series A Preferred Shares.

With certain exceptions, as described in the Series A Certificate of Designation, the Series A Preferred Stock has no voting rights. However, as long as any shares of Series A Preferred Stock remain outstanding, the Series A Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) increase the number of authorized shares of Series A Preferred Stock or (c) effect a stock split or reverse stock split of the Series A Preferred Stock or any like event.

Each share of Series A Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the Series A Conversion Price. The “Series A Conversion Price” is initially $ [•] and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series A Certificate of Designation further provides that we shall not effect any conversion of Series A Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series A Preferred Shares (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our Common Stock then outstanding after giving effect to such exercise (the “Preferred Stock Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the Preferred Stock Beneficial Ownership Limitation, provided that in no event shall the Preferred Stock Beneficial Ownership Limitation exceed 9.99% and any increase in the Preferred Stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

Subject to certain conditions, at any time following the issuance of the Series A Preferred Stock, we will have the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our common stock for 30 consecutive trading days (the “Measurement Period”) exceeds 300% of the initial conversion price of the Series A Preferred Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the daily trading volume on each Trading Day during such Measurement Period exceeds $175,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company. Our right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock shall be exercised ratably among the holders of the then outstanding preferred stock.

We do not intend to apply for listing of the Series A Preferred Shares on any securities exchange or other trading system.

Description of Warrants Included in the Units

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Series A Common Warrants

Each Series A common warrant is exercisable to purchase one share of our common stock at a price equal to $[•] per share at any time for up to five years after the date of the closing of this offering. The holder of a Series A common warrant will not be deemed a holder of our underlying common stock until the Series A common warrant is exercised.

Subject to certain limitations as described below the Series A common warrants are immediately exercisable upon issuance on the closing date and expire on the five year anniversary of the closing date. Subject to limited exceptions, a holder of Series A common warrants will not have the right to exercise any portion of its Series A common warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Series A common warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Series A common warrant holders must pay the exercise price in cash upon exercise of the Series A common warrants, unless such Series A common warrant holders are utilizing the cashless exercise provision of the Series A common warrants. On the expiration date, unexercised Series A common warrants will automatically be exercised via the “cashless” exercise provision.

Upon the holder’s exercise of a Series A common warrant, we will issue the shares of common stock issuable upon exercise of the Series A common warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Series A common warrants to purchase common stock, holders of the Series A common warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein. Series A common warrant holders may exercise Series A common warrants only if the issuance of the shares of common stock upon exercise of the Series A common warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Series A common warrants are exercised. The Series A common warrant holders must pay the exercise price in cash upon exercise of the Series A common warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Series A common warrants (in which case, the Series A common warrants may only be exercised via a “cashless” exercise provision).

Subject to certain conditions, at any time following the issuance of the Series A common warrants, we will have the right to call all or part of the Series A common warrants for exercise in the event that (i) the volume weighted average price of our common stock for 20 consecutive trading days (the “Warrant Measurement Period”) exceeds 300% of the initial exercise price of the Series A common warrants (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the daily trading volume on each Trading Day during such Warrant Measurement Period exceeds $175,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company.  Our right to cause each holder of the Series A common warrants to convert all or part of such holder’s Series A common warrants shall be exercised ratably among holders of the then outstanding Series A common warrants.

We do not intend to apply for listing of the Series A common warrants on any securities exchange or other trading system.

Series B Common Warrants

Each Series B common warrant is exercisable to purchase 0.5 shares of our common stock at a price equal to $[•] per share at any time for up to nine months after the date of the closing of this offering. The holder of a Series B common warrant will not be deemed a holder of our underlying common stock until the Series B common warrant is exercised.

Subject to certain limitations as described below the Series B common warrants are immediately exercisable upon issuance on the closing date and expire on the nine month anniversary of the closing date. Subject to limited exceptions, a holder of Series B common warrants will not have the right to exercise any portion of its Series B common warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Series B common warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Series B common warrant holders must pay the exercise price in cash upon exercise of the Series B common warrants, unless such Series B common warrant holders are utilizing the cashless exercise provision of the Series B common warrants. On the expiration date, unexercised Series B common warrants will automatically be exercised via the “cashless” exercise provision.

Upon the holder’s exercise of a Series B common warrant, we will issue the shares of common stock issuable upon exercise of the Series B common warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Series B common warrants to purchase common stock, holders of the Series B common warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein. Series B common warrant holders may exercise Series B common warrants only if the issuance of the shares of common stock upon exercise of the Series B common warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Series B common warrants are exercised. The Series B common warrant holders must pay the exercise price in cash upon exercise of the Series B common warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Series B common warrants (in which case, the Series B common warrants may only be exercised via a “cashless” exercise provision).

We do not intend to apply for listing of the Series B common warrants on any securities exchange or other trading system.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights.  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available.  Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.  Holders of common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our amended and restated certificate of incorporation, as amended, authorizes it to issue up to 5,000,000 shares of $0.01 par value undesignated preferred stock. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series.  As of November 15, 2017, no preferred stock was issued or outstanding.

Warrants

As of November 15, 2017, we had warrants outstanding to purchase 994,084 shares of our common stock.

Anti-Takeover Provisions

Certain provisions of the DGCL and our amended and restated certificate of incorporation, as amended, and bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of our company.  These provisions, which are summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage anyone seeking to acquire control of our company to first negotiate with our board of directors.  These provisions might also have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.  However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, because, among other reasons, the negotiation of such proposals could result in improving their terms.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation, as amended, and bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of our company or preventing changes in our management, including the following:

•                  Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights, preferences and privileges designated from time to time by our board of directors without further action by stockholders.  These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of common stock.

•                  Size of the Board of Directors and Filling Vacancies.  The number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors.

Any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board of directors, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

•                  Classified Board.  Our board of directors is divided into three classes of directors, with staggered three-year terms.  Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

•                  No Cumulative Voting.  Our amended and restated certificate of incorporation, as amended, and bylaws do not permit cumulative voting in the election of directors.  Cumulative voting allows a stockholder to vote a portion, or all of its shares for one or more candidates.  The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat.

•                  Removal of Directors.  Directors can only be removed by our stockholders for cause and removal of a director will require a 75% stockholder vote.

•                  No Written Consent of Stockholders.  All stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting.  Stockholders may not take action by written consent in lieu of a meeting.  The inability of stockholders to take action by written consent means that a stockholder would need to wait until the next annual or special meeting to bring business before the stockholders for a vote.

•                  Special Meetings of Stockholders.  Special meetings of our stockholders may be called only by our board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of our stockholders.

•                  Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders.  These procedures provide that notice must be given in writing not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. These procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

•                  Amendment to Amended and Restated Certificate of Incorporation and Bylaws.  Any amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and bylaws requires a 75% stockholder vote.  Provisions requiring such supermajority vote include, among other things, any amendment, repeal or modification of the provisions relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called annual or special meeting of our stockholders and the designated parties entitled to call a special meeting of our stockholders.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL.  In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless it satisfies one of the following conditions:

•                  the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•                  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

In general, Section 203 defines “business combination” to include the following:

•                  at or subsequent to such time that the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the corporation with an aggregate market value of 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all of the outstanding stock of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the stockholder’s affiliates and associates (as defined in Section 203), beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Treatment of Options Upon Change of Control

In general, under the terms of our Stock Option and Incentive Plans and our Stock Issuance Plan and our executive employment agreements, in the event of certain change in control transactions, if the successor corporation does not assume our outstanding options or issue replacement awards, or if an option holder’s employment is involuntarily terminated in connection with such change in control, the vesting of the options outstanding under such plans will accelerate.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.  The transfer agent’s telephone number is (718) 921-8200.

Stock Exchange Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol YTEN.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2017:

•                        on an actual basis; and

•                        on an as adjusted basis to give effect to the sale of 586,592 Class A Units and 8,400 Class B Units in this offering, at an assumed public offering price of $3.58, the application of the net proceeds of this offering and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	(unaudited)
	As of September 30, 2017
in thousands	Actual	As Adjusted
Cash and cash equivalents	$2,951	$12,172

Stockholders’ Equity
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	23
Common stock ($0.01 par value per share); 250,000,000 shares authorized; 3,454,601 shares issued and outstanding, actual and 6,384,793 shares issued and outstanding, on an adjusted basis	35	41
Additional paid-in capital	342,796	351,987
Accumulated other comprehensive loss	(81)	(81)
Accumulated deficit	(340,201)	(340,201)
Total stockholders’ equity	$2,549	$11,770
Total capitalization	$2,549	$11,770

You should read this table together with “Item 2-Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q filed on November 9, 2017 and with our consolidated financial statements and the accompanying notes contained therein.

On October 17, 2017, we filed a proxy statement for a Special Meeting of Stockholders to be held on November 29, 2017 to approve the adoption of an amendment to our amended and restated certificate of incorporation, as amended, effecting a proposed decrease in our authorized common stock from 250,000,000 shares to 40,000,000 shares.

This meeting has been adjourned to December 27, 2017 to allow additional time for solicitation of votes in favor of the amendment.

UNDERWRITING

We have entered into an underwriting agreement dated [•], 2017 with Ladenburg Thalmann & Co. Inc., as the representative of the underwriters (the “representative”) named below and the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriter	Class A Units	Class B Units
Ladenburg Thalmann & Co. Inc.	[•]	[•]
Total	[•]	[•]

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may sell Class A or Class B Units separately to purchasers or may sell a combination of Class A and Class B Units to purchasers in any proportion.  Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $ [•] per share. The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement.

No action has been taken by us or the underwriters that would permit a public offering of the units, or the shares of common stock, shares of preferred stock and warrants included in the units, in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Class A Unit(1)	Class B Unit(1)		Total		Total Including Over- Allotment(2)
Public offering price	$ [•]	$	[•]	$	[•]	$	[•]
Underwriting discount to be paid to the underwriters by us (8%)	[•]	[•]		[•]		[•]
Proceeds to us (before expenses)$	[•]	$	[•]	$	[•]	$	[•]

(1)                                 The public offering price and underwriting discount corresponds to (x) in respect of the Class A Units (i) a public offering price per share of common stock of $ [•], (ii) a public offering price per Series A common warrant of  $ [•] and (iii) a public offering price per Series B common warrant of $[•] and (y) in respect of the Class B Units (i) a public offering price per share of Series A Preferred Stock of  $ [•], (ii) a public offering price per Series A common warrant of  $ [•] and (iii) a public offering price per Series B common warrant of $[•].

(2)                                 We have granted the representative an option, which is exercisable not later than 45 days after the date of this prospectus, to purchase a number of additional shares of common stock in an amount that is up to 15% of the number of shares of common stock sold in the primary offering (which number includes the number of shares of common stock issuable upon conversion of shares of the Series A Preferred Stock, but excludes any shares of common stock underlying the warrants issued in this offering, and any shares of common stock issued upon any exercise of the over-allotment option). These shares would be sold to the representative at the public offering price per share of common stock sold in the primary offering, less the underwriting discounts and commissions. Further, the option we have granted to the representative is also exercisable not later than 45 days after the date of this prospectus to purchase a number of additional warrants in an amount that is up to 15% of the warrants sold in the primary offering at the public offering price per warrant set forth on the cover page hereto (which is $0.01 per warrant), less the underwriting discounts and commissions. The representative may exercise the option to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock and/or warrants are purchased from us under this over-allotment option, the representative will offer these shares of common stock and/or warrants on the same terms as those on which the other securities are being offered.

We estimate the total expenses payable by us for this offering to be approximately[•], which amount includes (i) the underwriting discount of [•] ([•] if the underwriters’ over-allotment option is exercised in full) and (ii) reimbursement of the accountable expenses of the representative equal to $90,000 including the legal fees of the representative being paid by us and (iii) other estimated company expenses of approximately [•] which includes legal, accounting, and printing costs and various fees associated with the registration and listing of our shares.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Over-allotment Option

We have granted the representative an option, which is exercisable not later than 45 days after the date of this prospectus, to purchase a number of additional shares of common stock in an amount that is up to 15% of the number of shares of common stock sold in the primary offering (which number includes the number of shares of common stock issuable upon conversion of shares of the Series A Preferred Stock, but excludes any shares of common stock underlying the warrants issued in this offering, and any shares of common stock issued upon any exercise of the over-allotment option). These shares would be sold to the representative at the public offering price per share of common stock sold in the primary offering, less the underwriting discounts and commissions. Further, the option we have granted to the representative is also exercisable not later than 45 days after the date of this prospectus to purchase a number of additional warrants in an amount that is up to 15% of the warrants sold in the primary offering at the public offering price per warrant set forth on the cover page hereto (which is $0.01 per warrant), less the underwriting discounts and commissions. The representative may exercise the option to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock and/or warrants are purchased from us under this over-allotment option, the representative will offer these shares of common stock and/or warrants on the same terms as those on which the other securities are being offered.

Determination of Offering Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “YTEN.” On December 14, 2017 the closing price of our common stock was $3.58 per share.  We do not intend to apply for listing of the Series A Preferred Stock or warrants on any securities exchange or other trading system.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units were:

•                  our history and our prospects;

•                  the industry in which we operate;

•                  our past and present operating results;

•                  the previous experience of our executive officers; and

•                  the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the securities sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock, shares of Series A Preferred Stock and warrants sold in this offering can be resold at or above the public offering price.

Lock-up Agreements

Our officers, directors and each of their respective affiliates and associated persons have agreed with the representative to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. The lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Other Relationships

Upon completion of this offering, and subject to certain conditions, we have granted the representative a right of first refusal to act as co-lead bookrunner or co-lead placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends for 12 months from the closing date of this offering. The terms of any such engagement of the representative will be determined by separate agreement.

Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our shares of common stock.  In connection with the offering, the underwriters may purchase and sell our shares of common stock in the open market.  These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions.  Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase from us in the offering.  “Covered” short sales are sales made by the underwriters in an amount that is not greater than the amount the underwriters could purchase from us pursuant to the exercise of their over-allotment option to purchase additional shares of common stock and/or warrants. The underwriters may close out, or satisfy, any covered short position by either exercising the over-allotment option, in which case the shares of common stock or warrants would be purchased directly from us, or by purchasing shares of common stock in the open market.  Because none of our warrants, including those to be sold in this offering, are publicly listed for trading on a securities exchange, the underwriters would need to purchase warrants directly from us as part of an exercise of the over-allotment option in order to be able to deliver both of the components of the units that are being sold to the investors in the offering when closing out any covered short position. The underwriters will pay the same price for any exercise of the over-allotment option as the public offering price for the securities sold in this offering, less the 8% underwriting discount.  With respect to a share of common stock, this price will be $[  ] per share, and with respect to a warrant, this price will be $0.01 per warrant. In determining the source of any shares of common stock that may be needed to close out a covered short position, the underwriters will consider, among other things, the price of common stock that is then available for purchase in the open market as compared to the price at which they may purchase shares of common stock directly from us through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option.  The underwriters must close out any naked short position by purchasing shares of common stock in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•                  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•                  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act or to contribute to payments that the underwriters may be required to make for these liabilities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities offered by this prospectus.  Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of Yield10 Bioscience, Inc. as of December 31, 2016, and for the year then ended, incorporated in this prospectus by reference from the Yield10 Bioscience, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2015 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC.  You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C.  20549.  You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.yield10bio.com.  There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC.  The information found on our website is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case in which the information contained in such documents is “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 30, 2017;

•

The portions of our Definitive Proxy Statements on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, filed on April 12, 2017 and October 17, 2017;

•	Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2017, August 11, 2017 and November 9, 2017, as amended where applicable;

•

Current Reports on Form 8-K filed with the SEC on January 3, 2017, January 5, 2017, January 6, 2017, January 11, 2017, January 26, 2017, March 2, 2017, May 26, 2017, June 13, 2017, June 27, 2017, July 5, 2017, August 17, 2017, November 9, 2017, November 29, 2017 and December 11, 2017 (except in each case in which the information contained in such documents is “furnished” and not “filed”), and

•

The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on November 6, 2006, including any amendments or reports filed for the purpose of updating the description.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits are specifically incorporated by reference into such documents or this document.  Requests for such documents should be addressed in writing or by telephone to:

Investor Relations
Yield10 Bioscience, Inc.
19 Presidential Way
Woburn, Massachusetts 01801
(617) 583-1700

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be paid ($)
SEC registration fee	$3,758.35
Legal fees and expenses	240,000.00
Accounting fees and expenses	175,000.00
Other	15,000.00
Total	$433,758.35

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), our amended and restated bylaws provide that each director or officer of Yield10 Bioscience, who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Yield10 Bioscience, or is or was serving at the request of Yield10 Bioscience as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by Yield10 Bioscience to the fullest extent authorized by the DGCL.

Pursuant to Section 102(b)(7) of the DGCL, Article 7 of our amended and restated certificate of incorporation, as amended, eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•                                          from any breach of the director’s duty of loyalty to us or our stockholders;

•                                          from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                                          under Section 174 of the Delaware General Corporation Law; and

•                                          from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we have entered into indemnification agreements with our directors and officers.

The foregoing discussion of our certificate of incorporation, bylaws and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws or law.

Item 15. Recent Sales of Unregistered Securities

On April 11, 2017, the Company issued 5,128 shares of common stock to participants in its Yield10 Bioscience, Inc. 401(k) Plan as a matching contribution. The issuance of these securities is exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933 as exempted securities.  On July 7, 2017 and on October 3, 2017, the Company issued 4,267 and 7,113 shares, respectively, of common stock to participants in its Yield10

Bioscience, Inc. 401(k) Plan as a matching contribution.  The issuance of these securities is exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933 as exempted securities.

On July 7, 2017, the Company issued warrants to purchase 570,784 shares of common stock. The issuance and sale of these warrants were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The shares of common stock issuable upon the exercise of these warrants were registered for resale by the selling security holders pursuant to the Company’s Registration Statement on Form S-1, as amended, filed on August 28, 2017 and declared effective August 31, 2017 (File No. 333-220040).

On September 12, 2017, the Company issued a warrant to purchase 30,000 shares of common stock to the Company’s investor relations consultant, in consideration for services rendered and to be rendered by the consultant.  The issuance of this warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules.

See Exhibit Index following the signature page to this Registration Statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The exhibits listed below are filed as part of or incorporated by reference into this Registration Statement on Form S-1.  Where certain exhibits are incorporated by reference from a previous filing, the exhibit numbers and previous filings are identified in parentheses.

Exhibit No.		Identification of Exhibit

1.1	*	Form of Underwriting Agreement.

2.1

Purchase Agreement between Metabolix, Inc. and CJ Research Center LLC, dated September 16, 2016, (incorporated by reference herein to the exhibits to the Company’s Report on Form 8-K filed on September 21, 2016 (File No. 001-33133)).

3.1

Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference herein to the exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and filed August 11, 2017 (File No. 001-33133)).

3.2		Amended and Restated By-Laws of the Company (incorporated by reference herein to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-135760)).

3.3	**	Form of Certificate of Designations of Series A Preferred Stock.

4.1		Form of Investor Warrant to Purchase Common Stock (incorporated by reference herein to the exhibits to the Company’s Report on Form 8-K filed on July 5, 2017 (File No. 333-33133)).

4.2	**	Form of Series A Preferred Stock Certificate.

4.3	*	Form of Series A Common Warrant to purchase shares of Common Stock to be issued in this Offering.

4.4	*	Form of Series B Common Warrant to purchase shares of Common Stock to be issued in this Offering.

5.1	*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1	@	2006 Stock Option and Incentive Plan (incorporated by reference herein to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-135760)).

10.1.1	@

2006 Stock Option and Incentive Plan, Form of Incentive Stock Option Agreement (incorporated by reference herein to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-135760)).

10.1.2	@

2006 Stock Option and Incentive Plan, Form of Non-Qualified Stock Option Agreement (incorporated by reference herein to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-135760)).

10.1.3	@

2006 Stock Option and Incentive Plan, Form of Director Non-Qualified Stock Option Agreement (incorporated by reference herein to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-135760)).

10.2	@

2014 Stock Option and Incentive Plan, Revised and Restated (incorporated herein by reference herein to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-33133)).

10.2.1	@

2014 Stock Option and Incentive Plan, Form of Incentive Stock Option Award (incorporated by reference herein to the exhibits to the Company’s 2014 Annual Report on Form 10-K filed March 25, 2015 (File No. 001-33133)).

10.2.2	@

2014 Stock Option and Incentive Plan, Form of Non-Qualified Stock Option Award (incorporated by reference herein to the exhibits to the Company’s 2014 Annual Report on Form 10-K filed March 25, 2015 (File No. 001-33133)).

10.2.3	@

2014 Stock Option and Incentive Plan, Form of Restricted Stock Unit Award (incorporated by reference herein to the exhibits to the Company’s 2014 Annual Report on Form 10-K filed March 25, 2015 (File No. 001-33133)).

10.3	@

Employment Agreement between the Company and Oliver P. Peoples dated March 28, 2017 (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

10.4	@

Employment Agreement between the Company and Charles B. Haaser dated March 28, 2017 (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

10.5	@

Severance Agreement between the Company and Sarah P. Cecil executed July 1, 2013 (incorporated by reference herein to the exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 001-33133)).

10.6	@

Employment Agreement between the Company and Lynne H. Brum dated March 28, 2017 (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

10.7	@

Employment Agreement between the Company and Joseph Shaulson dated December 19, 2013 (incorporated by reference herein to the exhibits to the Company’s 2013 Annual Report on Form 10-K filed March 28, 2014 (File No. 001-33133)).

10.8	@

Employment Agreement between the Company and Kristi Snell dated March 28, 2017 (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

10.9	@

Noncompetition, Confidentiality and Inventions Agreement between the Company and each of Oliver Peoples, Charles Haaser, Lynne H. Brum and Kristi Snell, dated March 28, 2017 (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

10.10	@

Non-Qualified Stock Option Agreement between the Company and Joseph Shaulson dated December 19, 2013 (incorporated by reference herein to the exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 001-33133)).

10.11	@

Restricted Stock Unit Award Agreement between the Registrant and Joseph Shaulson dated March 24, 2014 (incorporated by reference herein to the exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 001-33133)).

10.12	@

Form of Indemnification Agreement between the Registrant and its Directors and Officers (incorporated by reference herein to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-135760)).

10.13

Lease between Fortune Wakefield, LLC and Metabolix, Inc. dated March 30, 2007 (incorporated by reference herein to the exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (File No. 001-33133)).

10.13.1

First Amendment of Lease between Fortune Wakefield, LLC and Metabolix, Inc. dated February 29, 2012 (incorporated by reference herein to the exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (File No. 001-33133)).

10.13.2

Second Amendment of Lease between Fortune Wakefield, LLC and Metabolix, Inc. dated October 24, 2013 (incorporated by reference herein to the exhibits to the Company’s 2013 Annual Report on Form 10-K filed March 28, 2014 (File No. 001-33133)).

10.14

Securities Purchase Agreement dated June 15, 2015 between the Company and the Investors named therein (incorporated by reference herein to the exhibits to the Company’s Report on Form 8-K filed on June 17, 2015 (File No. 001-33133)).

10.15

Standstill Agreement dated June 19, 2015 between the Company and Jack W. Schuler, Renate Schuler and the Schuler Family Foundation (incorporated by reference herein to the exhibits to the Company’s Report on Form 8-K filed on June 17, 2015 (File No. 001-33133)).

10.16

Lease Agreement between the Company and ARE MA Region No. 20, LLC dated January 20, 2016 for the premises located at 19 Presidential Way, Woburn, MA (incorporated by reference herein to the exhibits to the Company’s Report on Form 8-K filed on January 26, 2016 (File No. 001-33133).

10.17

Common Stock Purchase Agreement, dated October 7, 2015 between Metabolix, Inc. and Aspire Capital Fund, LLC (incorporated by reference herein to the exhibits to the Company’s Report on Form 8-K filed on October 7, 2015 (File No. 001-33133)).

10.18	@

Separation Agreement between the Company and Joseph Shaulson, dated as of November 3, 2016 (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

10.19	+

Exclusive License Agreement, dated as of June 30, 2015, between the Company and the University of Massachusetts (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

10.20

Sublease between CJ Research Center LLC and the Company, dated as of September 16, 2016 (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

10.21

Form of Securities Purchase Agreement, dated as of July 3, 2017, by and among the Company and the purchasers named therein (incorporated by reference herein to the exhibits to the Company’s Report on Form 8-K filed on July 5, 2017 (File No. 333-33133)).

10.22

Placement Agency Agreement, dated as of July 3, 2017, by and between the Company and Ladenburg Thalmann & Co. Inc. (incorporated by reference herein to the exhibits to the Company’s Report on Form 8-K filed on July 5, 2017 (File No. 333-33133)).

23.1	*	Consent of RSM US LLP, an independent registered public accounting firm.

23.2	*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

23.3		Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1		Power of Attorney (included in the signature pages to the Registration Statement).

101.1

The following financial information from the Yield10 Bioscience, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 formatted in XBRL; (i) Consolidated Balance Sheets, December 31, 2016 and December 31, 2015; (ii) Consolidated Statements of Operations, Years Ended December 31, 2016 and 2015; (iii) Consolidated Statements of Comprehensive Income (Loss), Years Ended December 31, 2016 and 2015; (iv) Consolidated Statements of Cash Flows, Years Ended December 31, 2016 and 2015; and (v) Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2016 and 2015; and (vi) Notes to Consolidated Financial Statements (incorporated by reference herein to the exhibits to the Company’s 2016 Annual Report on Form 10-K filed March 30, 2017 (File No. 001-33133)).

*            Filed herewith.

**          Previously filed.

@           Indicates a management contract or any compensatory plan, contract or arrangement.

+            Confidential treatment has been requested for certain portions of this document.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Massachusetts, on December 15, 2017.

YIELD10 BIOSCIENCE, INC.

By	/s/ Oliver P. Peoples
Oliver P. Peoples President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date

	/s/ Oliver P. Peoples	Director, President and Chief Executive Officer (Principal Executive Officer)	December 15, 2017
Oliver P. Peoples

	/s/ Charles B. Haaser	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	December 15, 2017
Charles B. Haaser

	*	Director	December 15, 2017
Joseph Shaulson

	*	Director	December 15, 2017
Peter N. Kellogg

	*	Director	December 15, 2017
Richard Hamilton

	*	Director	December 15, 2017
Anthony J. Sinskey

	*	Director	December 15, 2017
Robert L. Van Nostrand

*By:	/s/ Oliver P. Peoples
Oliver P. Peoples
Attorney-in-Fact